Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made as of the 23rd day of April, 2019, by and between AETNA LIFE INSURANCE COMPANY, a Connecticut corporation having an address of 151 Farmington Avenue, Hartford, Connecticut 06156 ("Sublessor") and YEXT, INC., a Delaware corporation having an address at One Madison Avenue, 5th Floor, New York, NY 10010 ("Sublessee").

WITNESSETH:

WHEREAS, Sublessor leases 142,342 rentable square feet of space on the 2nd, 3rd, 4th, 5th, 6th, 7th, 8th, and 9th floors (the "Premises") of the building located at 61 Ninth Avenue, New York, New York (the "Building") pursuant to that certain Lease dated as of June 26, 2017, as amended by that certain Memorandum of Sublease dated as of June 26, 2017, as amended by that certain letter agreement dated September 6, 2017, and amended by that certain First Amendment to Lease dated as of April 23, 2018 (as amended, the "Lease"), made by and between 61 Ninth Avenue Development LLC, as landlord (the "Landlord"), and Sublessor, as tenant; and

WHEREAS, Sublessee desires to sublet from Sublessor the entire Premises (referred to herein as the "Sublet Premises"). The Sublet Premises are identified on Exhibit B annexed hereto and made a part hereof as the hatched areas; and

WHEREAS, Sublessor desires to sublet the Sublet Premises to Sublessee and Sublessee desires to sublet the Sublet Premises from Sublessor upon the terms and conditions contained herein.

WHEREAS, capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, the parties hereto, for themselves and their respective successors and assigns, in consideration of the premises and the covenants hereinafter contained and the sum of TEN DOLLARS ($10.00) to each party paid by the other, the receipt and sufficiency of which is hereby acknowledged, do covenant and agree as follows:

1.Term. Sublessor hereby sublets to Sublessee and Sublessee hereby sublets from Sublessor the Sublet Premises on the terms and conditions set forth in this Sublease for the term (the "Term" or the "Sublease Term") commencing on the later to occur of: (i) the date when this Sublease has been fully executed and delivered by both Sublessor and Sublessee; (ii) the date Landlord has given its written consent to this Sublease in a form approved by both Sublessor and Sublessee (the "Consent Agreement"); (iii) the date when Sublessor has received the “Letter of Credit,” as defined herein, (iv) the date when Sublessor has received the first month’s Base Rent installment from Sublessee by electronic funds transfer per the instructions attached hereto as

Exhibit E; (v) the date Sublessor has received the “Certificates of Insurance,” as defined herein (other than the Certificate of Insurance for Rental Value insurance, which must be delivered to Sublessor prior to the “Sublease Rent Commencement Date,” as defined herein); and (vi) the date Sublessor has delivered possession of the Sublet Premises to Sublessee in their “as is” condition as of the date hereof (the later to occur of (i) - (vi) above is referred to as the "Sublease Commencement Date"), and ending on February 28, 2031 (the "Sublease Expiration Date"), unless sooner terminated under the terms of the Lease or this Sublease. Sublessor and Sublessee agree to execute a document in the form substantially similar to that annexed hereto as Exhibit C which will delineate the Sublease Commencement Date.

2.    Rent.

(a) Beginning on October 1, 2020 (the "Sublease Rent Commencement Date"), Sublessee covenants and agrees to pay Sublessor during the term of this Sublease base rent ("Base Rent"), without deduction or offset and without notice or demand, except as expressly provided herein, by electronic funds transfer pursuant to the instructions annexed hereto as Exhibit E and made a part hereof, or to such other entity or in such other manner as Sublessor may from time to time designate on not less than twenty (20) days' advance notice, in writing, as follows:

Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent per RSF per Annum
10/1/2020 – 12/31/2024	$12,099,069.96	$1,008,255.83	$85.00
1/1/2025 – 2/28/2031	$13,522,490.04	$1,126,874.17	$95.00

Base Rent hereunder will be payable to Sublessor with respect only to the period commencing on the Sublease Rent Commencement Date through the Sublease Expiration Date, at the same times and in the same manner Sublessor is obligated to pay Landlord "Base Rent," as defined in the Lease. The first month's Base Rent (for the month of October, 2020) shall be due and payable upon the full execution and delivery of this Sublease.

(b)    Beginning on the Sublease Rent Commencement Date, Sublessee covenants and agrees to pay Sublessor during, and with respect to, the portion of the Sublease Term from and after the Sublease Rent Commencement Date, one hundred percent (100%) of all "Escalation Rent," as defined in the Lease, payable by Sublessor under the Lease with respect to the same period (including, without limitation payment of "Monthly Operating Expense Payment Amount[s]" and the "Monthly Tax Payment Amount[s]," both as defined in, and pursuant to, Article 2 of the Lease), at the same times and in the same manner as Sublessor is obligated to pay Landlord Escalation Rent as set forth in Article 2 of the Lease. Sublessee shall have the right to exercise Sublessor's audit rights under Section 2.4 of the Lease (including the right pursuant to Section 2.4(B) of the Lease to institute an “Expedited Arbitration Proceeding,” as defined in Section 30.2(C) of the Lease), provided: (i) Landlord consents to same in the Consent Agreement; (ii) the audit is performed in strict accordance with Section 2.4 of the Lease; and (iii) an uncured "Sublessee Default," as defined herein, does not exist. Any credit of an overpayment of Additional Rent under the Lease determined in such Expedited Arbitration Proceeding, or approved by Landlord, which is received by Sublessor from

Landlord, shall be credited against an Additional Rent payable under this Sublease. The parties agree that the rentable square footage of each floor of the Sublet Premises is as follows:

Floor	Rentable Square Footage
2	20,607
3	20,300
4	20,105
5	18,563
6	17,102
7	15,674
8	15,193
9	14,798
Total	142,342

(c)    Beginning on the Sublease Commencement Date, Sublessee covenants and agrees to pay Sublessor during, and with respect to, the Sublease Term the following expense items: (i) "Electricity Additional Rent" for the Sublet Premises in accordance with Sections 5.3(B) and 5.3(C) of the Lease; (ii) condenser water charges for the Sublet Premises in accordance with Section 4.6 of the Lease; (iii) emergency generator usage charges for the Sublet Premises in accordance with Section 4.8(C) of the Lease; and (iv) freight elevator and loading dock usage charges for the Sublet Premises in accordance with Section 4.2(B) of the Lease, all payable by Sublessee to Sublessor in such amounts and in the same manner as Sublessor is obligated to pay Landlord for said expenses as set forth in the aforementioned sections of the Lease, provided that such amounts shall be payable by Sublessee to Sublessor not later than thirty (30) days after notice from Sublessor.

(d)    Sublessee shall also pay Sublessor during and with respect to the Term of this Sublease such other sums of money not otherwise provided for herein, other than Fixed Rent payable under the Lease, as shall become due and payable by Sublessor to Landlord pursuant to the terms and conditions of the Lease (except if as a result of any act, omission, negligence or willful misconduct of Sublessor, its agents, contractors, or employees) and/or which are due to the actions or inactions of the Sublessee in default of this Sublease.

(e)    All amounts payable by Sublessee under this Section 2 other than Base Rent are referred to herein as "Additional Rent". Base Rent and Additional Rent are collectively referred to hereinafter as the "Rent".

(f)    Rent shall be paid in advance, on the first day of each and every month throughout the Term of this Sublease, except as otherwise provided herein. If Sublessee fails to pay any item of Rent on or prior to the date that such payment is due, then Sublessee shall pay to Sublessor, in addition to such item of Rent, as a late charge and as Additional Rent, an amount equal to interest at the "Applicable Rate" (as defined in the Lease) on the amount unpaid, computed from the date such payment was due to and including the date of payment; provided that twice during any calendar year, Sublessee shall be entitled to written notice of such late payment and a period of five (5)

business days after receipt of such notice to cure such late payment before such interest begins to accrue. In addition, upon the third, and each succeeding, late payment under this Sublease, Sublessee shall pay Sublessor, as Additional Rent, a late charge of three percent (3%) of the outstanding Rent amount which is late. Nothing contained in this Section 2(f) limits Sublessor's rights and remedies, by operation of law or otherwise, after the occurrence of a Sublessee Default.

(g)    Sublessor shall request from Landlord such documentation relating to Additional Rent charges under the Lease as Sublessor is entitled to receive under the Lease and for which Sublessee pays hereunder, and Sublessor shall deliver same to Sublessee promptly following receipt. Sublessor will promptly discuss with Landlord any reasonable objections which Sublessee has regarding such charges, and shall use all due diligence and all reasonable efforts to resolve same, included, if requested by Sublessee in writing, and if there is a reasonable basis for doing so, Sublessor will institute and pursue litigation against Landlord to resolve any reasonable objections which Sublessee has regarding such charges. Sublessee shall, within thirty (30) days after Sublessor's written demand, reimburse Sublessor for all of Sublessor's out-of-pocket costs and expenses (including without limitation, court costs, attorney's fees [including based on any requirement under Section 23.1(B) of the Lease, or any court order, that Sublessor reimburse Landlord's attorneys' fees in connection with such litigation]), and expert witness fees (all constituting Additional Rent hereunder) in connection with such litigation and any appeals in connection therewith. Sublessee shall indemnify and hold Sublessor harmless from any vexatious litigation claim by Landlord against Sublessor based on such litigation. In the event Sublessor shall receive any refund or reimbursement arising from an Additional Rent payment made by Sublessee with respect to the Sublease Term, Sublessor shall promptly pay to Sublessee such refund or reimbursement. In connection with any such litigation, Sublessor and Sublessee agree to the following: (i) Sublessee shall have reasonable approval of counsel chosen to bring such litigation, (ii) Sublessee shall have approval over the budget for any such litigation and, if, during the course of such litigation, the costs of litigation appear likely to exceed such budget, Sublessee shall have approval over such additional costs, failing which Sublessor shall discontinue the prosecution thereof. Further, if Sublessee does not approve the original litigation budget, or the choice of counsel, then unless Sublessee and Sublessor agree on an alternative budget or counsel, which the parties shall use good faith efforts to agree upon, Sublessor shall not be required to pursue such litigation; (iii) Sublessor and Sublessee shall consult in good faith prior to commencing litigation, and during the course of litigation, concerning litigation strategy, and: (x) if the parties do not agree on litigation strategy prior to commencing litigation, then Sublessor shall not be required to commence such litigation until such time as the parties shall agree upon a litigation strategy, which the parties shall use good faith efforts to agree upon, or (y) if during the course of litigation, the parties, after using good faith efforts, cannot agree on a continuing litigation strategy, Sublessor may discontinue such litigation; (iv) Sublessor shall not settle any such litigation without the reasonable approval of Sublessee; and (v) if Sublessee determines at any time that it wants to discontinue any such litigation, then upon written notice from Sublessee to discontinue such litigation, Sublessor shall do so.

(h)    It is the intention of the parties hereto that the Rent payable hereunder shall be net to Sublessor such that this Sublease shall yield to Sublessor the net annual Rent specified herein during, and with respect only to the period constituting, the Term, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Sublet Premises (excluding Fixed

Rent payable under the Lease) shall be paid by Sublessee, except as otherwise expressly set forth herein.

3.    Personal Property Taxes. In addition to its obligations for payment of Rent, Sublessee shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishing, equipment and all other personal property of Sublessee contained in the Sublet Premises. If obtainable, Sublessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed in Sublessee's name, separately from the real and/or personal property of Sublessor or Landlord. If any of Sublessee's said personal property shall be assessed with Sublessor's property or Landlord's property, then Sublessee shall pay the taxes attributable to Sublessee's property within thirty (30) days after receipt of a written statement setting forth the taxes applicable thereto. Sublessee covenants to promptly furnish to Sublessor proof of the payment of any such personal property taxes which are payable by Sublessee as provided in this Section 3.

4.    Security.

(a)    Simultaneously with its execution and delivery hereof, Sublessee shall deliver to Sublessor an irrevocable stand-by letter of credit in the amount of Twelve Million Ninety-Nine Thousand Seventy Dollars, U.S. ($12,099,070.00) in favor of Sublessor (the "Original Letter of Credit") issued by The Bank of New York Mellon Corporation, in the form annexed hereto and made a part hereof as Exhibit D. The Original Letter of Credit must remain in effect throughout the entire Term of this Sublease, and shall not expire prior to August 31, 2031, subject, however to Section 4(c) hereof, and the provisions of this Section 4(a). The Original Letter of Credit shall be held by Sublessor as security for faithful and prompt performance of Sublessee's obligations under this Sublease. In the event of a "Sublessee Default," as defined herein, Sublessor may, but shall not be obligated to, draw upon the Original Letter of Credit to the extent necessary to make good any arrearages in Rent, and any other actual damage, injury, cost, expense or liability caused to, or incurred by, Sublessor on account of such Sublessee Default. If Sublessor shall draw upon said Original Letter of Credit to cure a Sublessee Default, Sublessee shall, within ten (10) business days after Sublessor's written demand, deposit with Sublessor, an additional letter of credit (an "Additional Letter of Credit") in an amount equal to the amount so drawn, in the form annexed hereto as Exhibit D, and issued by a financial institution which is ranked by total assets as one of the fifteen (15) largest United States-based banks, as reported by the United States Federal Reserve, at the time of issuance of such Additional Letter of Credit. Any Additional Letter of Credit, "Change of Control Letter of Credit" (as defined herein), and "Restoration Costs Letter(s) of Credit" (as defined herein) (sometimes, together with the Original Letter of Credit, collectively referred to herein as the "Letters of Credit"), shall not expire prior to August 31, 2031, subject, however to Section 4(c) hereof as it related to the Change of Control Letter of Credit. Notwithstanding the foregoing, provided that Sublessee does not hold over in any portion of the Sublet Premises after the Sublease Expiration Date, then at any time after May 31, 2031, Tenant shall have the right to provide substitute Letters of Credit (other than for any Restoration Costs Letter(s) of Credit), each referred to herein as a "Substitute Letter of Credit" , each in an amount which is fifty percent (50%) of the original amount of each of such Letters of Credit (other than for any Restoration Costs Letter(s) of Credit), and meeting the following requirements: (i) the expiry date of each Substitute Letter of Credit shall be August 31, 2031; (ii) the Substitute Letters of Credit must be in the form annexed hereto as Exhibit D, and (iii) each such substitute Letter of Credit must be issued by The Bank of New York Mellon Corporation or a financial institution which is ranked by total assets as one of the fifteen (15) largest United States-based banks, as reported by the United States Federal Reserve, at the time of issuance of the applicable Substitute Letter of Credit. If the Original Letter of Credit, or any Additional Letter of Credit, or the Change of Control Letter of Credit, or the Restoration Costs Letter(s) of Credit, is not renewed by reason of the issuer of the applicable Letter of Credit providing written notice to Sublessor not later than forty-five (45) days prior to the applicable then-current expiry date that the issuer has elected not to further extend the then-current expiry date of the applicable Letter of Credit (a "LOC Renewal Failure"), then Sublessor may, but shall not be obligated to, draw upon the entire aggregate amount of the Original Letter of Credit, any Additional Letters of Credit, the Restoration Costs Letter(s) of Credit, and the Change of Control Letter of Credit, as the case may be, whereupon the cash proceeds shall be held in an interest-bearing segregated account (with the interest thereon, less interest at the rate of 1% of such proceeds [which 1% shall not, however, exceed the actual interest earned thereon, and which 1% shall be payable to Sublessor], being payable to Sublessee), as a cash security deposit thereafter (the "Cash Security Deposit"). Neither the Original Letter of Credit, the Additional Letters of Credit, the Change of Control Letter of Credit, the Restoration Costs Letter(s) of Credit, nor the Cash Security Deposit shall be deemed an advance payment of Rent or a measure of Sublessor's damages for any Sublessee Default. To the extent Sublessor has not applied all of the Original Letter of Credit, the Additional Letters of Credit, the Change of Control Letter of Credit, the Restoration Costs Letter(s) of Credit, or the Cash Security Deposit, as applicable, to cure one or more Sublessee Defaults, or on account of an LOC Renewal Failure, then the Original Letter of Credit, Additional Letters of Credit, Change of Control Letter of Credit, the Restoration Costs Letter(s) of Credit, and Cash Security Deposit, as applicable, as the same may have been drawn upon, shall be returned to Sublessee within six (6) months after the expiration of the Sublease Term or earlier termination of this Sublease. In the event of any assignment of Sublessor's interest in the Lease (including, without limitation, an assignment to a related entity, or an assignment by operation of law), Sublessor shall have the right to transfer the Original Letter of Credit, the Additional Letters of Credit, the Change of Control Letter of Credit, the Restoration Costs Letter(s) of Credit, and/or the Cash Security Deposit, as applicable, to the assignee.

(b)    Sublessee further covenants that it will not assign or encumber, or attempt to assign or encumber, its interest in the Original Letter of Credit, the Additional Letters of Credit, the Change of Control Letter of Credit, all Restoration Costs Letter(s) of Credit, all Substitute Letters of Credit, and the Cash Security Deposit, as applicable, and that neither Sublessor nor its successors or assigns shall be bound by any such assignment or encumbrance, or attempted assignment or attempted encumbrance. In connection with an assignment of the Sublessee’s interest in this Sublease pursuant to a "Change of Control," as defined herein, any such assignee may provide a substitute Original Letter of Credit, Additional Letters of Credit, the Restoration Costs Letter(s) of Credit, or Change of Control Letter of Credit, as applicable, and meeting the requirements hereunder.

(c)    Notwithstanding anything to the contrary contained in this Section 4, if in connection with a "Change of Control" (as defined herein), Sublessee provides Sublessor with audited financial statements from the previous two (2) calendar years and any then available quarterly financial statements for the then current calendar year, from a certified public accounting firm, and certified as true and correct by Sublessee’s Chief Financial Officer, indicating that Sublessee's "Tangible Net Worth" (as defined herein), or the surviving Sublessee entity's Tangible Net Worth (if Sublessee is not the surviving entity in connection with the Change of Control), as of the effective date of the Change of Control was at least Five Billion Dollars ($5,000,000,000.00), then Sublessor shall return the Original Letter of Credit, any Additional Letters of Credit, the Change of Control Letter of Credit, the Restoration Costs Letter(s) of Credit, and the Cash Security Deposit, as applicable, to Sublessee. For purposes of this Sublease, the term "Tangible Net Worth" shall mean the value of Sublessee's (or the surviving Sublessee's, as the case may be) assets (including copyrights, intellectual property, patents, and trademarks), minus any liabilities and goodwill. For purposes of this Sublease, the term "Change of Control" shall mean any merger, consolidation, or acquisition of Sublessee, with, by, or into another corporation, entity, or person; or in a similar transaction or series of related transactions, for the acquisition of the direct or indirect ownership of Sublessee (including an “Indirect Change of Control,” as defined herein); or any change in the direct or indirect ownership or voting control of more than fifty percent (50%) of the capital stock or voting control of Sublessee in one or a series of related transactions, provided that, for purposes of Section 5 below, any direct or indirect transfer of equity interests of Sublessee in any amount shall not be deemed to be a Change of Control if the equity interests of Sublessee (or Sublessee's parent or other indirect owner) are traded on a nationally recognized securities exchange or the over the counter market, provided that such transfer of equity interests are in fact effected by sales over such nationally recognized securities exchange or over the counter market rather than in connection with a separate transaction whereby a third party negotiates an agreement with Sublessee to purchase Sublessee's (or Sublessee's parent's or other indirect owner's) equity interests either directly or through a merger or consolidation involving Sublessee.

5.    Sublease and Assignment.

(a)    Sublessee shall not have the right to assign this Sublease, except as otherwise provided in this Section 5(a). Any attempt by Sublessee to assign this Sublease, except as provided herein, shall be void, of no effect, and shall constitute a default hereunder (subject to the notice and cure period provided for in Section 11(B) hereof). A Change of Control shall be deemed an unpermitted assignment of this Sublease, unless either (i) Sublessee provides Sublessor with current audited financial statements from a certified public accounting firm indicating that the surviving entity (whether the original Sublessee or a different entity which would become the Sublessee as a result of the Change of Control) has a Tangible Net Worth of at least Two Hundred Fifty Million Dollars ($250,000,000.00) ("condition (i)"), or (ii) the surviving entity (whether the original Sublessee or a different entity which would become the Sublessee as a result of the Change of Control) posts an additional letter of credit (the "Change of Control Letter of Credit") satisfying the following requirements: (A) the Change of Control Letter of Credit would be in the amount of two (2) years' of Base Rent under this Sublease (calculated based on the Base Rent payable under this Sublease for the 2-year period subsequent to the date of issuance of the Change of Control Letter of Credit), (B) the Change of Control Letter of Credit would be in the form annexed hereto as Exhibit D, and from The Bank of New York Mellon Corporation or a financial institution which is ranked by total assets as one of the fifteen (15) largest United States-based banks, as reported by the United States Federal Reserve, at the time of issuance of the Change of Control Letter of Credit ("condition (ii)"), and (C) the Change of Control Letter of Credit would be required to remain effective until August 31, 2031. Without modifying or limiting any other provision of this Sublease, if as of the date which is one (1) year prior to the Sublease Expiration Date of this Sublease, no uncured Sublessee Default hereunder then exists, Sublessee shall have the right to provide a substitute Change of Control Letter of Credit (satisfying the foregoing requirements for a Change of Control Letter of Credit), in an amount equal to the Base Rent payable under this Sublease for the final year of the Sublease Term. Upon Sublessor's receipt of such substitute Change of Control Letter of Credit, Landlord shall return the original Change of Control Letter of Credit to Sublessee. If either condition (i) or condition (ii) is satisfied, then such Change of Control shall not be deemed an assignment of this Sublease and may be effected without the consent or approval of Sublessor. Except as otherwise provided in Section 4(c) hereof, in no event shall a Change of Control, whether the same is a Change of Control which is a prohibited assignment of this Sublease, or a Change of Control which satisfies either condition (i) or condition (ii), require that Sublessor return any of the Letters of Credit to Sublessee. For purposes of this Lease, the term "Indirect Change of Control" shall mean a change in the ownership or voting control of more than fifty percent (50%) of the capital stock or voting control (in one or a series of related transactions), of an entity which owns fifty percent (50%) or more of the capital stock or voting control of Sublessee; provided, however, that a change in the indirect ownership of Sublessee shall not be deemed to be an Indirect Change of Control if the equity interests of Sublessee's parent company or other indirect owner of Sublessee are traded on a nationally recognized securities exchange or over the counter market, and such transfer of equity interests is in fact effected by sales over such nationally recognized securities exchange or over the counter market rather than in connection with a separate transaction, or series of transactions, whereby a third party negotiates an agreement with Sublessee's parent company or other indirect owner to purchase such party's equity interests either directly or through a merger or consolidation involving Sublessee's parent or other indirect owner; and

(b)    Sublessee shall not have the right to “sub-sub-sublease” (as defined herein) all or any portion of the Sublet Premises, or suffer or permit the Sublet Premises or any part thereof to be occupied by others, by operation of law or otherwise, without the prior written consent of Sublessor, and, if and to the extent required under the Lease, the prior written consent of Landlord pursuant to the Lease. The term "sub-sub-sublease," as used in this Sublease, shall mean a sublease between Sublessee and a third party, as well as any additional lower tier sublease (e.g., sub-sub-sub-subleasing, sub-sub-sub-sub-subleasing, etc.), and shall not include this Sublease. The term "sub-sub-sublessee" shall mean the sublessee under a sub-sub-sublease. The requirements of this Section 5(b) shall apply to any additional levels of subleasing (e.g., sub-sub-sub-subleasing, sub-sub-sub-sub-subleasing, etc.). Any attempt to sub-sub-sublease all or a portion of the Sublet Premises without such prior written consent shall be void, of no effect, and shall constitute a Sublessee Default after the expiration of any applicable notice and cure period. The consent of Sublessor to a proposed sub-sub-subletting shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, except as otherwise expressly provided in the Lease (as it relates only to any rights of Landlord not otherwise modified by the Consent, and not Sublessor, whose rights shall only be as provided herein), there shall be no restriction on, nor shall Sublessor's consent be required (and no profit shall be payable) for, a Change of Control or Indirect Change of Control of any sub-sub-sublessee or lower tier occupant regardless of the net worth of such occupant, or any transfer by any sub-sub-sublessee or lower tier occupant to any subsidiary, affiliate, or parent thereof. If Sublessee should desire to sub-sub-sublease the Sublet Premises or any portion thereof, Sublessee shall give written notice to Landlord and Sublessor of such desire to effect such sub-sub-sublease. At the time of giving such notice, Sublessee shall provide Landlord (if and to the extent Landlord’s consent is required for such transaction), and Sublessor, with a copy of the proposed sub-sub-sublease document, and such information as Sublessor and Landlord may reasonably request concerning the proposed sub-sub-sublessee to assist Sublessor and Landlord in making informed judgments regarding the financial condition, reputation, operation, and general desirability of the proposed sub-sub-sublessee. Sublessor shall then have a period of thirty (30) days following receipt of such notice and such information within which to notify Sublessee in writing of whether Sublessor approves or disapproves of such request to sub-sub-sublease all or a portion of the Sublet Premises. Neither Sublessee, nor any subordinate level of sublessee of Sublessee, may enter into an amendment or modification of an approved sub-sub-sublease without Sublessor's consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)    Sublessor and Sublessee agree that, in the event of any approved sub-sub-subletting, the rights of any such sub-sub-sublessee of Sublessee herein shall be subject to all of the terms, conditions, and provisions of this Sublease (except as otherwise provided herein) and the Lease. Sublessor may collect Rent directly from such sub-sub-sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such sub-sub-subletting shall constitute a release of Sublessee from further performance by Sublessee of covenants undertaken to be performed by Sublessee herein. Sublessee shall remain liable and responsible for all Rent and other obligations herein imposed upon Sublessee. Sublessee shall pay all of Sublessor’s and Landlord’s costs in connection with any such sub-sub-subletting, including, without limitation, attorneys’ fees. Consent by Sublessor to a particular sub-sub-sublease shall not be deemed a consent to any other or subsequent proposed sub-sub-sublease. If any Rent payable to Sublessee by any sub-sub-sublessee, after deducting all "Transfer Expenses" (as defined in Section 17.1(F) of the Lease, and which shall apply mutatis mutatis), Sublessee’s costs and expenses, including costs and expenses to improve the sublet premises/prepare for subletting incurred in connection with subletting, exceeds the Rent reserved herein on a per square foot basis, then after first deducting any amounts owed to Landlord in connection with the same, Sublessee shall be bound and obligated to pay Sublessor fifty percent (50%) of all such profit within ten (10) days following receipt thereof by Sublessee from such sub-sub-sublessee, as Additional Rent, it being agreed that in no event may the 50% retained by Sublessee be less than $0.

(d)    Notwithstanding anything to the contrary contained herein, any subletting (whether it be a sub-sub-subleasing by Sublessor, or a subordinate level of subleasing) shall be subject to the foregoing limitations:

(i)    No sub-sub-sublease shall be for a partial floor;

(ii)    intentionally omitted;

(iii)    There shall be no more than four (4) distinct occupants (including Sublessee but excluding Special Occupants) in the Sublet Premises at any one time; and

(iv)    No sub-sub-sublease shall be for any portion of the Sublet Premises that is to be used by an entity whose business is the provision of health care insurance, reimbursements or payments, health information technology, managed health care services, third party claims administration, pharmacy or pharmacy benefit management, or whose business, products, or services are competitive to the foregoing being offered by Aetna Life Insurance Company or CVS Health Corporation (a Delaware corporation), or any subsidiary, affiliate, or parent of Aetna Life Insurance Company or CVS Health Corporation (collectively, "Aetna/CVS Related Businesses") (such an entity is referred to herein as a "Competitor"). Competitors include, but are not limited to, (1) United HealthCare; (2) Humana; (3) Cigna; (4) Blue Cross/Blue Shield; (5) Anthem; (6) Kaiser Permanente, (7) Express Scripts; (8) Walgreens Boots Alliance; (9) Rite Aid Corporation; (10) Amazon; (xi) WalMart, or any parent, subsidiary, or affiliate of any of the foregoing for so long as, in the case of such parent, subsidiary or affiliate, the same shall be engaged in the Aetna/CVS Businesses.

(e)     The "Special Occupants" provision of Section 17.8 of the Lease shall apply to this Sublease, mutatis mutandis, except that "forty percent (40%)" in line 11 shall be changed to "twenty percent (20%)". The rights granted in such Section shall inure to the benefit of Sublessee and, if provided for in the Consent Agreement, to all sub-sub-sublessees.

(f)    Notwithstanding anything to the contrary contained in this Lease, if Sublessee has sub-sub-subleased the entire Sublet Premises for the remaining Term of this Sublease to a party (a "Full Premises Sub-Sub-Sublessee") and provided that: (i) Sublessee has obtained the required consents of Landlord and Sublessor to such sub-sub-subleasing (a "Full Premises Sub-Sub-Sublease"), (ii) Sublessee has provided Sublessor with current audited financial statements of the Full Premises Sub-Sub-Sublessee, prepared by a certified public accounting firm, showing that the Tangible Net Worth of the Full Premises Sub-Sub-Sublessee is equal to or greater than Two Hundred Fifty Million Dollars ($250,000,000.00); (iii) the Full Premises Sub-Sub-Sublease provides that, in the event that the Full Premises Sub-Sub-Sublessee exercises the option contained in this clause (iii) above, from and after the termination of this Sublease, the rent payable under the Full Premises Sub-Sub-Sublease shall be the Rent payable under this Sublease, and the Full Premises Sub-Sub-Sublessee shall assume all of Sublessee's obligations under this Sublease which accrue from and after the date of such election under this clause (iii), then if this Sublease is terminated by Sublessor on account of a Sublessee Default, Sublessor will agree, at the request and option of the Sub-Sub-Sublessee made by written notice to Sublessor within five (5) business days after the date such Full Premises Sub-Sub-Sublessee is notified by Sublessor of such Sublease termination, to (x) recognize the Full Premises Sub-Sub-Sublessee as a sub-sub-sublessee under the terms of the Full Premises Sub-Sub-Sublease, and subject to the terms of this Sublease; and (y) afford the Full Premises Sub-Sub-Sublessee all of the rights of a "sublessee" set forth in this Sublease, subject to the terms and conditions set forth herein. In the event that this Sublease is terminated, and the Full Premises Sub-Sub-Sublessee makes the foregoing written request for recognition, then the Full Premises Sub-Sub-Sublease shall not be terminated or affected by any such Sublease termination, and the Full Premises Sub-Sub-Sublease shall continue in full force and effect as a direct sub-sub-sublease between Sublessor and the Full Premises Sub-Sub-Sublessee, subject to all of the terms, covenants and conditions of the Full Premises Sub-Sub-Sublease and this Sublease. The Full Premises Sub-Sub-Sublease must also provide that, in the event Sublessor succeeds to the interest of Sublessee under the Full Premises Sub-Sub-Sublease, the Full Premises Sub-Sub-Sublease shall attorn as sub-

sub-sublessee to Sublessor for the remainder of the term of the Full Premises Sub-Sub-Sublease pursuant to the provisions thereof and the provisions of this Sublease, and Sublessor shall not be:

(A)    liable for any previous act, omission, neglect or default of any prior sublessor (including, without limitation, Sublessee) under the Full Premises Sub-Sub-Sublease, except to the extent the same continues after such succession; or

(B)    subject to any credits, offsets, claims, counterclaims, demands or defenses which the Full Premises Sub-Sub-Sublessee may have against any prior sublessor (including, without limitation, Sublessee), except to the extent the basis for the same continues after such succession; or

(C)    bound by any payment of rent or additional rent which the Full Premises Sub-Sub-Sublessee might have paid for more than one (1) month in advance of the due date under the Full Premises Sub-Sub-Sublease to any prior sublessor (including, without limitation, Sublessee), except to the extent such monies are actually received by Sublessor; or

(D)    responsible for any monies owing by Sublessee to the credit of the Full Premises Sub-Sub-Sublessee; or

(E)    bound by any obligation to make any payment to the Full Premises Sub-Sub-Sublessee (other than any then unpaid Sublessee Fund, pursuant to the provisions of this Sublease), grant, or be subject to any credits, to the Full Premises Sub-Sub-Sublessee on account of any period prior to such succession; or

(F)    bound by any covenant to undertake or complete any construction of the Sublet Premises, or any portion thereof, or to perform any other construction work that Sublessee is obligated to perform or to pay for, or reimburse the Full Premises Sub-Sub-Sublessee for any costs incurred in connection with any construction work (other than any then unpaid Sublessee Fund, pursuant to the provisions of this Sublease); or

(G)    accountable for any monies deposited with any prior sublessor (including, without limitation, Sublessee) (including security deposits), except to the extent such monies are actually received by Sublessor, or

(H)    liable for the obligations of any prior sublessor (including, without limitation, Sublessee) under the Full Premises Sub-Sub-Sublease for any period of time other than as expressly set forth in the Full Premises Sub-Sub-Sublease and, to the extent that Sublessor is released of liability under this Sublease, only for such period as Sublessor holds such interest; or

(I)    bound by any amendment or modification of the Full Premises Sub-Sub-Sublease made without the written consent of Sublessor in violation of Section 5 of this Sublease.

6.    Additional Services.    If, with respect only to the period constituting the Term of this Sublease, under any provision of the Lease, any additional rent or other charges shall be payable by Sublessor to Landlord because of extra services ordered and received by, or activities undertaken by or on behalf of Sublessee, with respect to the Sublet Premises or on account of Sublessee's Default hereunder, then Sublessee shall pay to Sublessor such additional rent or other charges within thirty (30) days of receipt of demand by Sublessor, which demand shall include a copy of the invoices (if any) received by Sublessor from Landlord. At Sublessee's written request, and at Sublessee's sole cost and expense (which shall be payable by Sublessee to Sublessor as Additional Rent), Sublessor will engage with Landlord to attempt to resolve any reasonable objection Sublessee has to such additional rent or other charges. If Sublessee desires extra services and/or activities from Landlord, Sublessee may make such request directly to Landlord. In no event shall Sublessor be responsible for any matter associated with the provision, or lack of provision, of any such extra services or activities.

7.    Alterations.
(a)    General.
(i) Except as otherwise provided in this Section 7, Sublessee shall not be entitled to make any "Alterations," as defined herein, +without Landlord's prior consent pursuant to Section 7 of the Lease if required pursuant to said Section 7, and Sublessee shall not make any "Specialty Alterations," as defined herein, without Sublessor’s prior consent, except that no consent of Sublessor shall be required for perforations of floor slabs ("Core Drilling") nor shall the cost of restoration of Core Drilling be included in the "Removal/Restoration Costs Threshold," as defined herein. For the avoidance of doubt, in no event shall Sublessor’s consent be required for any Alterations, other than Specialty Alterations (other than Core Drilling).
(ii) The terms "Alterations", "Decorative Alterations", "Initial Alterations," and "Specialty Alterations" shall have the meanings ascribed to them in Article 7 of the Lease. For purposes of this Sublease, the term “Initial Alterations” shall include that additional requirement that improvements are being made in the entire Sublet Premises so that the entire Sublet Premises may be occupied for office purposes (which shall include all of the uses and ancillary and incidental uses permitted pursuant to Section 3.1 of the Lease).
(iii) The term "Substantial Completion" or words of similar import shall mean that the applicable work has been completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Sublet Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Sublessee's use and occupancy of the Sublet Premises for the conduct of business or prosecution of the Initial Alterations.

(iv) The term “Sublessee’s Property” shall mean Sublessee’s personal property (other than fixtures), including, without limitation, Sublessee's movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.
(v) The term "Removal/Restoration Costs Threshold" shall mean "Removal/Restoration Costs" (as defined herein) which exceed Fifty Thousand Dollars ($50,000.00) in the aggregate (for any Specialty Alterations previously approved by Sublessor, and for any Specialty Alterations for which Sublessee is seeking Sublessor's consent), it being agreed that the cost of restoration of Core Drilling shall not be included in the Removal/Restoration Costs Threshold, nor shall the costs of restoration of Core Drilling be included in any additional security for restoration required hereunder.
(b)    Specialty Alterations.
(i)Sublessor shall not unreasonably withhold, condition, or delay its consent to any proposed Specialty Alteration (except as otherwise provided in subsection 6(b)(ii) hereof), provided that as part of Sublessee’s written request for Sublessor’s approval of a Specialty Alteration, Sublessee provides a detailed estimate from its general contractor that will perform the Specialty Alteration (a "Removal/Restoration Costs Estimate"), of the cost of removal of such Specialty Alterations and the cost of restoration required under the Lease in connection with such removal (collectively, the "Removal/Restoration Costs"), it being agreed that Sublessor shall be entitled to reasonably question the accuracy of Sublessee’s contractor’s estimate of the Removal/Restoration Costs.
(ii)In the event that the Removal/Restoration Costs for Specialty Alterations exceeds the Removal/Restoration Costs Threshold, as determined above, then, at such time, Sublessor shall have the right to deny, in its sole discretion, its consent to such proposed Specialty Alteration unless Sublessee provides an additional letter of credit (the "Restoration Costs Letter(s) of Credit") in the amount by which the aggregate Removal/Restoration Costs for Specialty Alterations exceeds the Removal/Restoration Costs Threshold, which Restoration Costs Letter(s) of Credit shall meet all the requirements in Section 4 hereof, including, without limitation, that (A) the Restoration Costs Letter(s) of Credit shall be in the form annexed hereto as Exhibit D, and from The Bank of New York Mellon Corporation or a financial institution which is ranked by total assets as one of the fifteen (15) largest United States-based banks, as reported by the United States Federal Reserve, at the time of issuance of the Change of Control Letter of Credit, and (B) the Restoration Costs Letter(s) of Credit shall be required to remain effective until August 31, 2031.
(iii)Nothing contained in this Section 7(b) limits Sublessee's liability to
Sublessor if (i) Sublessee performs an Alteration without Landlord’s required consent, or performs a Specialty Alteration without Sublessor's consent, if and to the extent such consent is required pursuant to the provisions of this Sublease or the Lease.
(iv)Nothing contained in this Section 7(b) limits the provisions of Section 7(k) hereof.
(c)    Approval Process.

(i)    Sublessee shall not perform any Specialty Alteration unless Sublessee first gives to Sublessor a notice thereof (a "Specialty Alterations Notice") that (A) refers specifically to this Section 7(c), (B) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in ,pdf and Revit formats that contain sufficient detail for Sublessor and Sublessor's consultants to reasonably assess the proposed Specialty Alteration (such plans and specifications prepared in connection with the Initial Alterations being referred to herein as the "Initial Alterations Plans"), and (C) includes a Removal/Restoration Costs Estimate for the proposed Specialty Alterations. The requirements of this Section 7(c)(i) shall not apply to Core Drilling.
(ii)Sublessor shall have the right to object to a proposed Specialty Alteration only by giving notice thereof to Sublessee, and setting forth in such notice a statement in reasonable detail of the grounds for Sublessor's objections. Sublessor acknowledges and agrees that Sublessee may contemporaneously make request for consent or approval of Specialty Alterations directly to both Landlord and Sublessor, with Sublessor’s review period for Specialty Alterations as provided herein, and the review period of Landlord as provided in the Lease, being contemporaneous and not consecutive (but in no event shall Sublessor’s review period be deemed lengthened as a result thereof, such period being solely as set forth herein).
(iii)If (A) Sublessee gives Sublessor a Specialty Alterations Notice, and (B) Sublessor fails to respond to the Specialty Alterations Notice within ten (10) business days after Sublessee gives the Specialty Alterations Notice to Sublessor, then Sublessee shall resubmit the Specialty Alterations Notice to Sublessor, and if such resubmitted Specialty Alterations Notice includes a notice that states in bold, capital letters as follows: "SUBLESSOR’S FAILURE TO RESPOND TO THIS RESUBMITTED SPECIALTY ALTERATIONS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN SUBLESSOR BEING DEEMED TO HAVE CONSENTED TO THE SPECIALTY ALTERATION(S) DESCRIBED HEREIN", and (C) Sublessor then fails to respond to the resubmitted Specialty Alterations Notice within five (5) business days after Sublessee gives the resubmitted Specialty Alterations Notice to Sublessor, then Sublessor shall be deemed to have consented to such Specialty Alteration; provided, however, if Sublessor shall be deemed to have consented to any Specialty Alteration that would result in the total Removal/Restoration Costs of all Specialty Alterations to exceed the Removal/Restoration Costs Threshold, then Sublessee shall be deemed to have elected to provide, and shall provide, a Restoration Costs Letter of Credit in the amount by which the total Removal/Restoration Costs of all Specialty Alterations exceeds the Removal/Restoration Costs Threshold by reason of the proposed Specialty Alteration.
(iv)Sublessor shall have the right within ten (10) business days after receiving any Specialty Alterations Notice to notify Sublessee in writing that Sublessor (a) disapproves any plans and specifications for a particular Specialty Alteration in part (and setting forth in reasonable detail the grounds for Sublessor's objections), (b) reserves Sublessor's approval of items shown on such plans and specifications pending Sublessor's review of other plans and specifications that Sublessee is otherwise required to provide to Sublessor hereunder, and (c) conditions Sublessor's approval of such plans and specifications upon Sublessee's making revisions to the plans and specifications or supplying additional information. Nothing contained in this Section 7(c)(iv), limits the provisions of Section 7(c)(i) hereof
(v)Sublessee acknowledges that (i) the review of plans or specifications for any Specialty Alteration by or on behalf of Sublessor, or (ii) the preparation of plans or specifications for any Specialty Alteration by Sublessor's architect or engineer (or any architect or engineer designated by Sublessor), is solely for Sublessor's benefit, and, accordingly, Sublessor makes no representation or warranty that such plans or specifications comply with any “Requirements” (as defined in the Lease) or are otherwise adequate or correct.
(vi)Sublessee may make changes to the Initial Alterations Plans or any other plans relating to Alterations, without Sublessor’s consent, except if and only in respect of such changes as would affect or be deemed to be a Specialty Alteration (each such change which affects or is a Specialty Alterations, being a "Plan Change"), in which case the provisions of this Section 7(c) would apply to Sublessor's approval of such Plan Change, including, without limitation, the provisions regarding Restoration Costs Letter(s) of Credit. If (x) Sublessor conditions Sublessor's approval of such Plan Changes upon Sublessee's making revisions to the plans and specifications or supplying additional information, (y) Sublessee delivers such revisions or additional information to Sublessor and (y) Sublessor fails to respond to Sublessee's delivery of such revisions or additional information within five (5) business days after the date that Sublessee delivers such revisions or additional information, then Sublessor shall be deemed to have approved the Plan Change if Sublessee has followed the procedures and requirements of Section 7(c)(iii) hereof, and provided, however, if Sublessor shall be deemed to have consented to any Plan Change that would result in the total Removal/Restoration Costs of all Specialty Alterations to exceed the Removal/Restoration Costs Threshold, then Sublessee shall be deemed to have elected to provide, and shall provide, a Restoration Costs Letter of Credit in the amount by which the total Removal/Restoration Costs of all Specialty Alterations exceeds the Removal/Restoration Costs Threshold by reason of the proposed Plan Change.
(d)    Performance of Alterations.
(i)    Sublessee, at Sublessee's expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Sublessor agrees that Sublessee may perform its Alterations in accordance with the self-certification rules and regulations applicable to Alterations in the City of New York, as long as Landlord agrees to same in the Consent Agreement. Sublessor shall have the right to require Sublessee to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor selected by Sublessee, Sublessee shall reimburse Landlord and Sublessor for any reasonable out-of-pockets costs, including, without limitation, reasonable attorneys' fees and disbursements, that Landlord or Sublessor incurs in so executing such applications and cooperating with Sublessee, within thirty (30) days after the date that Landlord and/or Sublessor gives to Sublessee an invoice therefor from time to time, provided that such out-of-pockets costs of Sublessor (other than costs of Landlord for which Sublessor is responsible to reimburse Landlord pursuant to the Lease) do not exceed Three Thousand Dollars ($3,000.00) (which amount of Three Thousand Dollars ($3,000.00) shall be adjusted on each anniversary of the

Sublease Commencement Date to reflect the percentage increase in the “Consumer Price Index” [as defined in the Lease] from the Consumer Price Index that is in effect on the Sublease Commencement Date).
(ii)Prior to performing any Alteration, Sublessee shall maintain on behalf of its contractors (of any tier) and vendors or cause its contractors (of any tier) and vendors to maintain (1) worker's compensation insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Sublessee, and Sublessee's contractors, subcontractors, and vendors in connection with such Alteration); (2) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000.00) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000.00) per occurrence and in the annual policy aggregate with respect to subcontractors, such policies shall be endorsed to name Sublessor and the “Landlord Indemnitees” (as defined in the Lease) as additional insureds; it being understood that the foregoing insurance shall be required in addition to Sublessee's required commercial general liability coverage hereunder (the insurance described in this clause (2) being collectively referred to as "Contractor's Liability Policy") and (3) commercial auto liability insurance, if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000.00). The Contractor's Liability Policy (including any endorsements which are a apart thereof) cannot exclude coverage to the Sublessor for claims arising out of bodily injury to a contractor's (of any tier) or vendor's employees if such claim arises during the course of employment (i.e., third party claims). A contractor's or vendor's liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Sublease. The limits listed above are minimum requirements only. Sublessee shall include in any agreement that Sublessee consummates with a contractor or vendor in either case for a particular Alteration, and Sublessee shall cause any contractor to include in any agreement that such contractor consummates with a subcontractor regarding the applicable Alteration, a provision pursuant to which the contractor, subcontractor or vendor agrees to indemnify Sublessor, and hold the Landlord Indemnitees harmless, from and against, any “Claim Against Landlord” (as defined in the Lease) that arises from any wrongful act or wrongful omission of such contractor, such subcontractor or such vendor, and such provision shall state expressly that Sublessor constitutes a third-party beneficiary thereof. Prior to the start of any such Alterations and prior to the expiration of any policy, Sublessee shall deliver to Sublessor certificates of insurance (on a form reasonably acceptable to Sublessor) along with copies of endorsements naming Sublessor and Landlord as additional insureds. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein. Approval of certificates of insurance by Landlord shall be deemed to be approved by Sublessor if they otherwise meet the requirements of this Section 7(d)(ii).
(iii)Within sixty (60) days after the Substantial Completion of each Alteration (other than Decorative Alterations), Sublessee, at Sublessee's expense, shall (A) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (B)

furnish Sublessor with copies of such certificates, and (C) give to Sublessor copies of the "as-built" plans and specifications for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, appropriate record drawings or shop drawings therefor), provided that if (I) such certificates cannot be obtained with reasonable diligence during such period of sixty (60) days, (II) Sublessee takes reasonable steps during such period of sixty (60) days to obtain such certificates, and (III) Sublessee prosecutes diligently Sublessee's obtaining such certificates, then such sixty (60) day period shall be extended for such time as is reasonably required to obtain such certificates using diligent efforts to do so.
(iv)All Alterations (other than Decorative Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, and as approved by Sublessor to the extent such approval of Sublessor is required under this Section 7. All materials and equipment incorporated in the Sublet Premises as a result of any Alterations shall be first-quality.
(v)Sublessor shall request that Landlord provide to Sublessee the Building services that are reasonably required in connection with the performance of the Initial Alterations, and Sublessee shall pay for the costs thereof to the extent such costs are not included in Operating Expenses in accordance with Article 2 of the Lease at the rates set forth on the schedule attached to the Lease as Exhibit "7.4(E)". Notwithstanding anything herein to the contrary, as provided in Section 5.3(A) of the Lease, Sublessee shall have no obligation to pay for the consumption of electricity during the performance of the Initial Alterations.
(vi)Sublessor shall cooperate with Sublessee to obtain Landlord’s cooperation in exercising the rights afforded to Sublessor under Section 7.4 (F) of the Lease. Notwithstanding anything herein to the contrary, Sublessor shall not have the right to consent to (i) the installation and use by Sublessee, at Sublessee's cost and expense, of a temporary crane to be located on the street adjacent to the curtain wall of the Building facing 15th Street, and (ii) to the temporary removal of a portion of the curtain wall of the Building on the exterior of the Sublet Premises, in each case in connection with Sublessee performing the Initial Alterations, provided that in each case Sublessee obtains, at Sublessee's cost and expense, all approvals and permits required therefor from any “Governmental Authority” (as defined in the Lease) pursuant to any applicable Requirements. Sublessor shall reasonably cooperate with Sublessee in obtaining any such approvals and permits. If Sublessee elects to remove a portion of the curtain wall and obtains the required approvals and permits, as provided above, then Sublessor shall cooperate with Sublessee in causing Landlord to remove the portion of the curtain wall designated by Sublessee and to replace such portion of the curtain wall after such time as Sublessee informs Sublessor and Landlord that the deliveries to the Sublet Premises intended to be performed through such opening in the curtain wall are completed. Such removal and restoration of the curtain wall at Sublessee’s request shall be performed at Sublessee’s sole cost and expense, and Sublessee shall reimburse Sublessor for the reasonable out-of-pockets costs incurred by Sublessor in connection with the removal and restoration of such portion of the curtain wall within thirty (30) days after Sublessor delivers to Sublessee an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Sublessee shall ensure that the operation of the crane shall (i) be performed in accordance with all applicable Requirements and (ii) not interfere with the occupancy or conduct of its business by the “Ground Floor Tenant” as defined in the Lease.
(e)    Financial Integrity.
(i)
(A)    Sublessee shall not permit any materials or equipment that are incorporated as fixtures into the Sublet Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.
(B)Sublessee shall not make any Alteration (including, without limitation, the Initial Alterations) at a cost for labor and materials (as reasonably estimated by Sublessor's architect, engineer or contractor) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), either individually or in the aggregate, with any other Alterations constructed in any particular period of twelve (12) consecutive months, prior to Sublessee's delivering to Sublessor a performance bond and a payment bond that covers Sublessee's obligation to pay the applicable contractor and the applicable contractor's obligation to pay its subcontractors (in either case issued by a surety company and in form reasonably satisfactory to Sublessor), each in an amount equal to one hundred twenty percent (120%) of such estimated cost; provided, however, that on each anniversary of the Sublease Commencement Date, the aforesaid amount of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Sublease Commencement Date.
(C)     Sublessee shall discharge of record any mechanic's lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Sublessee (or any Person claiming by, through or under Sublessee) within twenty (20) days after Sublessee has received notice thereof, at Sublessee's expense, by payment or filing the bond required by law. Nothing contained in this Section 7(e)(i)(B): (x) limits Sublessee's right to challenge the claim that is made by the Person that files a mechanic's lien, provided that Sublessee discharges such lien of record as aforesaid, or (y) obligates Sublessee to discharge of record any mechanic's lien that derives from Sublessor's or Landlord’s acts or omissions. If (i) any mechanic's lien is filed against the “Real Property” (as defined in the Lease) for work claimed to have been done for, or for materials claimed to have been furnished to, Sublessee (or any Person claiming by, through or under Sublessee), and (ii) Sublessee does not discharge such lien within twenty (20) days after Sublessee has received notice thereof, at Sublessee's expense, by payment or filing the bond required by law, then Sublessor shall have the right to use the Sublessee Fund (or the portion thereof that Sublessor has not theretofore disbursed to or on behalf of Sublessee as provided in Section 7(l) hereof, as the case may be) to so discharge such lien by filing the bond required by law (it being understood that (x) if Sublessor so uses the Sublessee Fund (or such undisbursed portion thereof) to discharge such lien in full by filing the bond required by law, then Sublessee's failure to discharge such lien initially shall not continue to constitute a default by Sublessee hereunder, and (y) Sublessor's aforesaid right to use the Sublessee Fund (or such undisbursed portion thereof) to discharge such lien by filing the bond required by law shall be in addition to the rights and remedies that are available to Sublessor at law, in equity or as otherwise set forth herein by reason of a Sublessee Default that may result from Sublessee's failure to so discharge such lien).

(ii)        Subject to the terms of this Section 7(e)(ii), within thirty (30) days after the Substantial Completion of any Alterations (other than Decorative Alterations), Sublessee shall deliver to Sublessor: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and discharge of all liens filed, and (ii) a certificate from a licensed architect that Sublessee engages in accordance with the terms of this Section 7 certifying that, in his or her opinion, the Alterations have been Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Sublessor to the extent such approval of Sublessor is required under this Section 7. Sublessee shall not be required to deliver to Sublessor any waiver of lien if Sublessee is disputing in good faith the payment which would otherwise entitle Sublessee to such waiver, provided that (x) Sublessee keeps Sublessor advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Sublessee delivers to Sublessor the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7(e)(ii), however, shall relieve Sublessee from complying with the provisions of Section 7(e)(i)(C) hereof.
(f)Effect on Building. Subject to the terms of this Section 7(f), if (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Sublet Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (x) if Landlord elects to perform such Building Change in accordance with Section 7.6 of the Lease, (y) Sublessee shall pay to Sublessor the reasonable out-of-pockets costs thereof as provided in Section 7.6 of the Lease, as additional rent, within thirty (30) days after Sublessor gives to Sublessee an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Sublessor shall seek to accomplish any such Building Change that minimizes the cost thereof to the extent reasonably practicable. Sublessor shall give Sublessee reasonable advance notice of Landlord’s performance of the Building Change, and shall consult reasonably from time to time with Sublessee in connection therewith (with the understanding that such consultations shall include, without limitation, Sublessor's providing Sublessee with the information that Sublessor has in its possession regarding the expected cost of such Building Change).
(g)Time for Performance of Alterations. If the performance of any Alteration by or on behalf of Sublessee, or any other Person claiming by, through or under Sublessee, during “Building Hours” (as defined in the Lease) interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then, if Landlord so requires pursuant to Section 7.7 of the Lease, Sublessor shall have the right to require Sublessee to perform such Alteration at other times that Landlord designates from time to time in accordance with the provisions of the Lease.
(h)Removal of Alterations and Sublessee's Property.
On or prior to the Sublease Expiration Date or earlier termination of this

Sublease, Sublessee, at Sublessee's expense, shall remove Sublessee's Property from the Sublet Premises, and, at Sublessee's option, but subject to the provisions of this Sublease and the Lease, Sublessee also may remove, at Sublessee's expense, all Alterations made by or on behalf of Sublessee or any other Person claiming by, through or under Sublessee; provided, however, in any case, that Sublessee shall repair and restore in a good and workmanlike manner to good condition any damage to the Sublet Premises or the Building caused by such removal, provided, however, that Sublessor shall not have the right to require Sublessee to remove any Qualified Alterations. Sublessee shall be subject to, and hereby assumes, Sublessor's obligations under Section 7.8 of the Lease, and notwithstanding that the expiration date of the Lease (the "Lease Expiration Date") is later than the Sublease Expiration Date, Sublessee's assumed obligations under Section 7.8 of the Lease shall be satisfied on or before the Sublease Expiration Date, rather than the Lease Expiration Date. Sublessee shall have no obligations for removal of Alterations made by Sublessor or removal of property placed in the Building by Sublessor.

(i)    Contractors and Supervision.
(I)All Alterations (other than Alterations for which no permit is required from any Governmental Authority) shall be performed only under the supervision of a licensed architect that Landlord approves.
(II)Subject to the provisions of this Section 7(i)(II), Sublessee shall perform all Alterations which involve connections to any Building Systems using contractors, subcontractors, engineers and mechanics that in each case Landlord approves pursuant to Section 7.9(B) of the Lease.
(j)    Sublessor's Expenses.
Sublessee shall pay to Sublessor, from time to time, as additional rent, the reasonable out-of-pockets costs incurred by Sublessor (including costs of Landlord for which Sublessor is responsible to reimburse Landlord pursuant to the Lease) in connection with a Specialty Alteration (including, without limitation, the reasonable out-of-pockets costs that Sublessor incurs in reviewing the plans and specifications for such Specialty Alterations, and inspecting the progress of such Specialty Alterations), within thirty (30) days after Sublessor gives Sublessee an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Sublessee shall not be required to pay to Sublessor, in the aggregate, more than Ten Thousand Dollars ($10,000.00) (plus costs of Landlord for which Sublessor is responsible to reimburse Landlord pursuant to the Lease) under this Section 7(j) for the Initial Alterations which constitute Specialty Alterations, or Five Thousand Dollars ($5,000.00) (plus costs of Landlord for which Sublessor is responsible to reimburse Landlord pursuant to the Lease) under this Section 7(j) for Specialty Alterations that are not the Initial Alterations (which amount of Five Thousand Dollars [$5,000.00] shall be increased on each anniversary of the Sublease Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Sublease Commencement Date). No such costs incurred by Sublessor (other than costs incurred by Landlord that are required under the Lease to be reimbursed by Tenant under the Lease) for reviewing plans and specifications shall apply to Core Drilling.
(k)    Window Coverings. Sublessee shall install on the windows of the Sublet Premises (including, without limitation, the windows in the restrooms) only the curtains, blinds, shades or screens that Landlord approves to the extent required pursuant to Section 7.11 of the Lease.
(l)    Sublessee Fund.
(i)Subject to the terms of this Section 7(l) and Section 7(e)(i)(C) hereof, Sublessor shall pay to or on behalf of Sublessee an amount equal to the sum of: (A) Twelve Million Eight Hundred Ten Thousand Seven Hundred Eighty Dollars ($12,810,780.00), plus (B) any increases in the Base Tenant Fund in excess of such amount, received by Sublessor from Landlord pursuant to the provisions of Section 7.12 of the Lease (collectively, the “Sublessee Fund”) for the costs that Sublessee incurs in performing the Initial Alterations in all of the Sublet Premises. Landlord has agreed in the Consent that the Tenant Fund shall apply to and be payable with respect to the foregoing costs incurred by or on behalf of Sublessee in connection with performing the Initial Alterations, and Sublessor shall use commercially reasonable efforts to obtain the Tenant Fund from Landlord pursuant to the provisions of the Lease. Sublessee shall not be entitled to receive the Sublessee Fund if it has not improved all portions of the Sublet Premises for its business operations. Sublessee may use no more than fifteen percent (15%) of the Sublessee Fund for costs that Sublessee incurs in connection with the Initial Alterations that do not constitute “hard” construction costs, including, without limitation, architect's and engineer's fees, permit fees, expediter's fees and designers' fees in each case relating to the Initial Alterations (such costs which do not constitute the "hard" construction costs of the Initial Alterations being collectively referred to herein as “Soft Costs”).
(ii)Sublessee may request no more than two (2) disbursements of portions of the Sublessee Fund by delivering to Sublessor a “Disbursement Request,” as defined herein. Subject to the terms of this Section 7(l) Sublessor shall disburse the requested portion of the Sublessee Fund to Sublessee within sixty (60) days after the date that Sublessee gives to Sublessor the applicable Disbursement Request. Sublessee shall not be entitled to disbursement of the Sublessee Fund during the period that a Sublessee Default has occurred and is continuing. Sublessee shall not have the right to request disbursement of the Sublessee Fund in an amount that is greater than the aggregate amounts that Sublessee has theretofore paid to Sublessee's contractors, subcontractors, materialmen, suppliers or consultants, as the case may be, for either (a) materials that have been delivered to the Sublet Premises for the Initial Alterations, (b) labor that has been performed in the Sublet Premises for the Initial Alterations, or (c) the services from which are derived Soft Costs that have been performed for the Initial Alterations, as the case may be (the “Maximum Disbursement Amount”). The initial Disbursement Request may not be made until at least fifty percent (50%) of the Initial Alterations have been substantially completed in the entire Sublet Premises.

(iii)The term “Disbursement Request” shall mean a request for a disbursement of a portion of the Sublessee Fund made by Sublessee, executed by a Person that has the authority to execute leases on behalf of Sublessee, together with:
(A)Sublessee's certification, executed by a Person that has the authority to execute leases on behalf of Sublessee, that the amount so requested does not exceed the Maximum Disbursement Amount,
(B)copies of the contracts, work orders, purchase orders, change orders and other documents pursuant to which Sublessee has engaged third parties to perform the Initial Alterations (or provide materials or services in connection therewith), except to the extent that Sublessee has provided such copies to Sublessor in connection with a prior Disbursement Request,
(C)copies of reasonable documentation (such as bills and invoices) that indicate that the applicable work has been completed, the applicable materials have been furnished, or the applicable services have been performed, as the case may be, or payment applications from the general contractor identifying the work that has been completed and the cost of such work,
(D)waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the performance of the Initial Alterations (except to the extent Sublessee gave such waivers of lien to Sublessor in connection with a prior Disbursement Request). The initial Disbursement Request must include such waivers of lien as to the portion of the Initial Alterations as to which the Disbursement Request is being made. The final Disbursement Request shall include full and final waivers of lien for all of the Initial Alterations,
(E)in connection with a disbursement of the Sublessee Fund for costs which do not constitute Soft Costs, a certificate of Sublessee's licensed architect that Sublessee engages in accordance with the terms of this Section 7 stating that, in his or her opinion, (i) the portion of the Initial Alterations theretofore substantially completed and for which the disbursement is requested were performed in a good and workmanlike manner and substantially in accordance with the plans and specifications for such Initial Alterations, as approved by Landlord, and as to Specialty Alterations (other than Core Drilling), as approved by Sublessor, and (ii) with respect to the final Disbursement Request, the Initial Alterations have been performed throughout the Sublet Premises and as such, the entire Sublet Premises may be legally occupied for their intended purposes as reflected in the plans for the Initial Alterations,
(F)in connection with a disbursement of the Sublessee Fund for costs which do not constitute Soft Costs, a revised estimated total cost to perform the Initial Alterations, prepared by the construction company that Sublessee has engaged to perform the Initial Alterations, and
(G)    notwithstanding the foregoing to the contrary, but subject to the terms of this subparagraph (G), in connection with the final disbursement of the Sublessee Fund, (i) final general releases or waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the Initial Alterations (unless such general releases or waivers of lien were furnished previously pursuant to Section 7(l)(iii)(D) hereof), (ii) a certificate from Sublessee's independent licensed architect, to the effect that the Initial Alterations have been Substantially Completed (using AIA Form G704), (iii) a certificate, from Sublessee's independent licensed architect or, at Sublessee's option, Sublessee's general contractor, certifying that all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the Initial Alterations have been paid in full and (iv) evidence reasonably satisfactory to Sublessor and Landlord that Sublessee has obtained all required final approvals from applicable governmental authorities in connection with the Initial Alterations, including, without limitation, letters of completion from the New York City Department of Buildings for all work permits Sublessee has obtained in connection with the performance of the Initial Alterations, such that Sublessee may occupy all portions of the Sublet Premises for their intended purposes. Nothing contained in this Section 7(l)(iii)(G) shall be deemed to affect or impair Sublessee's obligation to discharge of record any mechanic's lien that is filed against the Building as set forth in Section 7(e)(i) hereof. For the avoidance of doubt, it is intended that Sublessee shall provide the documentation required by Landlord to fund the sums described under Section 7.12 of the Lease. In that regard, Sublessor and Sublessee shall coordinate Sublessee’s submissions to Sublessor with Landlord to facilitate the process of Landlord funding the sums described under Section 7.12 of the Lease.
(iv)Sublessor makes no representation or warranty that the Sublessee Fund is sufficient to pay the cost of the Initial Alterations. Sublessee shall pay the amount of any excess of the cost of the Initial Alterations over the Sublessee Fund.
(v)If (i) Sublessor fails to make a disbursement of the Sublessee Fund when due, (ii) Sublessee, subsequent to the date that such disbursement of the Sublessee Fund was due, notifies Sublessor of such failure, and (iii) such failure continues for more than sixty (60) days after the date that Sublessee gives Sublessor notice thereof, then Sublessee shall have the right to offset against the Rent due hereunder the amount that Sublessor so fails to disburse to Sublessee, together with interest thereon calculated at the Applicable Rate for the period beginning on the date that is sixty-one (61) days after the date of Sublessee's notice to Sublessor, and ending on the date that Sublessee uses such credit.
(vi)    Sublessor and Sublessee acknowledge the Initial Alterations shall constitute the property of Landlord (and will be depreciated by Landlord for tax purposes) to the extent that Sublessee performs the Initial Alterations using the proceeds of the Sublessee Fund as provided in this Section 7(l), subject, nevertheless, to Sublessee's rights to use such Initial Alterations as part of the Sublet Premises during the Term in accordance with the terms of this Sublease. Sublessee, during the Term, shall not remove the Initial Alterations (or a portion thereof) that Sublessee performs using the proceeds of the Sublessee Fund (or Alterations that replace such Initial Alterations (or such portion thereof)) unless Sublessee replaces the Initial Alterations (or such portion thereof), or such other Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than the Sublessee Fund (it being understood that such Alterations that Sublessee performs to replace the Initial Alterations (or such portion thereof), or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by Section 7.12 of the Lease. Sublessor and Sublessee agree that their accounting treatment of the Initial Alterations will be consistent with GAAP.

8.    Insurance.

(a)    Sublessee shall maintain, at its sole cost and expense, insurance coverages in such amounts, and with such an insurer holding such a Best's Rating, which coverages and rating are the greater of (i) what is required of Sublessee in the Lease and (ii) the following:

Coverages with an insurer(s) holding a Best's Rating of A or higher with Financial Size of Class VIII or higher, and reasonably acceptable to Sublessor and Landlord, and in the following coverage amounts:

(i)    ISO Simplified Commercial General Liability Insurance (“CGL”). The limits of liability of such insurance shall be an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Bodily Injury including death and Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Property Damage Liability or Two Million and 00/100 Dollars ($2,000,000.00) combined single limit for Bodily Injury and Property Damage Liability. Such policies shall name Landlord and Sublessor as additional insureds with respect to this Sublease and the Lease; and

(ii)    Property insurance on Sublessee's personal property, on a Special Causes of Loss-Replacement Cost basis. This insurance shall include, but shall not be limited to, fire and extended coverage perils. Such property insurance policy shall contain appropriate endorsements waiving the insurer's right of subrogation against Sublessor and Landlord.

(iii)     Rental Value insurance in the name of Sublessor with loss payable to Sublessor, insuring the loss of the full Base Rent for one year with an extended period of indemnity for an additional one hundred eighty (180) days. Said insurance shall be adjusted annually to reflect the projected Base Rent otherwise payable by Sublessee for the next twelve (12) month period;

(iv) Loss of income and extra expense insurance in amounts as will reimburse Sublessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Sublessee or attributable to prevention of access to the Sublet Premises as a result of such perils.

(b)    Each policy will provide that Landlord and Sublessor shall receive at least thirty (30) days' prior written notice of cancellation or non-renewal of the policy. Concurrently with its execution of this Sublease, Sublessee shall deliver to Sublessor one or more certificates of insurance evidencing the insurance coverage required hereunder (the “Certificates of Insurance”). The coverage required in Section 8(a) hereof may be provided by blanket policies covering the Sublet Premises and other locations owned or occupied by Sublessee or their subsidiaries, affiliates, or parent, provided that the CGL policy must have a per-location limit applicable to the Property which is not less than is required in Section 8(a) hereof. The coverage required in Section 8(a)(i) may be provided by a combination of primary and umbrella policies, provided that: (i) the primary coverage may not be less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence, Bodily Injury including death and One Million and 00/100 Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million and 00/100 Dollars ($1,000,000.00) combined single limit for Bodily Injury and Property Damage Liability, and shall have a per-location limit applicable to the Property which is not less than the foregoing amounts; and (ii) the umbrella coverage must have a per-location limit applicable to the Property, such that the primary and umbrella coverages applicable to the Property collectively satisfy the coverage required in Section 8(a)(i). Sublessee or a permitted sub-sub-sublessee shall be entitled to maintain commercially reasonable deductibles.

(c)    Sublessor and Sublessee each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, and anyone claiming through or under the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is caused by fire or other casualty for which insurance is either required to be carried by the injured party under the terms of the Lease or the Sublease, as the case may be, or is in fact carried by the injured party.

9.    Obligations.

(a)    Excluding the matters contained herein which will be governed by this Sublease, Sublessee agrees that, as it relates only to the period constituting the Sublease Term, (i) to be bound by the terms and conditions of the Lease, (ii) to perform Sublessor's obligations with respect to the Sublet Premises as set forth in the Lease (other than Sublessor's obligation to pay Fixed Rent under the Lease) with respect to the period of the Term of this Sublease (except that Sublessee's obligation to pay Escalation Rent shall not commence until the Sublease Rent Commencement Date), and (iii) to be subject to the terms and conditions of the Consent Agreement. Sublessor shall in no event be obligated to perform Landlord's obligations under the Lease, or, except as otherwise specifically provided below, to enforce the terms, covenants, obligations and conditions on the part of, or to be performed by, Landlord under the Lease. With respect to the performance of obligations required of Landlord under the Lease, Sublessor's sole obligation with respect thereto shall be to request the same for Sublessee, upon written request from Sublessee, and to use reasonable efforts to obtain the same from Landlord, but in no event shall Sublessor be obligated to incur any out-of-pocket expense associated with such effort. However, if requested by Sublessee in writing, and if there is a reasonable basis for doing so, Sublessor will institute and pursue litigation against Landlord to enforce Landlord's obligations under the Lease. Sublessee shall, within thirty (30) days after Sublessor's written demand, reimburse Sublessor for all of Sublessor's out-of-pocket costs and expenses (including without limitation, court costs, attorney's fees [including based on any requirement under Section 23.1(B) of the Lease, or any court order, that Sublessor reimburse Landlord's attorneys' fees in connection with such litigation]), and expert witness fees (all constituting Additional Rent hereunder) in connection with such litigation and any appeals in connection therewith. Sublessee shall indemnify and hold Sublessor harmless from any vexatious litigation claim by Landlord against Sublessor based on such litigation. Sublessor shall not be liable in damages, nor shall Rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Lease, except as provided herein. Except as otherwise specifically provided herein, no rights of Sublessor arising from the Lease are granted or assigned to Sublessee, including, but not limited to, any rights to renew, extend, surrender or terminate the Lease. In connection with any such litigation, Sublessor and Sublessee agree to the following: (i) Sublessee shall have reasonable approval of counsel chosen to bring such litigation, (ii) Sublessee shall have approval over the budget for any such litigation and, if, during the course of such litigation, the costs of litigation appear likely to exceed such budget, Sublessee shall have approval over such additional costs, failing which Sublessor shall discontinue the prosecution thereof. Further, if Sublessee does not approve the original litigation budget, or the choice of counsel, then unless Sublessee and Sublessor agree on an alternative budget or counsel, which the parties shall use good faith efforts to agree upon, Sublessor shall not be required to pursue such litigation; (iii) Sublessor and Sublessee shall consult in good faith prior to commencing litigation, and during the course of litigation, concerning litigation strategy, and: (x) if the parties do not agree on litigation strategy prior to commencing litigation, then Sublessor shall not be required to commence such litigation until such time as the parties shall agree upon a litigation strategy, which the parties shall use good faith efforts to agree upon, or (y) if during the course of litigation, the parties, after using good faith efforts, cannot agree on a continuing litigation strategy, Sublessor may discontinue such litigation; (iv) Sublessor shall not settle any such litigation without the reasonable approval of Sublessee; (v) if Sublessee determines at any time that it wants to discontinue any such litigation, then upon Sublessee’s written request, Sublessor shall do so.

(b)    If pursuant to either Section 10.3 or Section 15.3 of the Lease, Sublessor is entitled to rent abatement rights under such Section(s), and to the extent Landlord is not disputing Sublessor’s entitlement to such rent abatement (the "Confirmed Lease Rent Abatement"), then Sublessee's Rent obligation hereunder shall be reduced by the amount of the Confirmed Lease Rent Abatement. In the event that Landlord disputes any rent abatement, Sublessor shall use reasonable efforts to resolve such dispute and obtain the full amount of the rent abatement due under the Lease. If Landlord and Sublessor fail to resolve such dispute, then if requested by Sublessee in writing, and if there is a reasonable basis for doing so, Sublessor will institute and a declaratory judgment action in New York State court to determine whether Sublessor is entitled to such rent abatement under the Lease or the disputed portion thereof. If Sublessor obtains a final, nonappealable declaratory judgment that Sublessor is entitled to such rent abatement under the Lease or otherwise resolves such dispute, then Sublessee's Base Rent obligation hereunder shall be reduced by the amount of the base rent abatement under the Lease that is confirmed in such declaratory judgment or otherwise resolved. Sublessee shall, within thirty (30) days after Sublessor's written demand, reimburse Sublessor for all of Sublessor's costs and expenses (including without limitation, court costs, attorney's fees [including based on any requirement under Section 23.1(B) of the Lease, or any court order, that Sublessor reimburse Landlord's attorneys' fees in connection with such litigation]), and expert witness fees (all constituting Additional Rent hereunder) in connection with such declaratory judgment action and any appeals in connection therewith. In connection with any such action, Sublessor and Sublessee agree to the following: (i) Sublessee shall have reasonable approval of counsel chosen to bring such litigation, (ii) Sublessee shall have approval over the budget for any such litigation and, if, during the course of such litigation, the costs of litigation appear likely to exceed such budget, Sublessee shall have approval over such additional costs, failing which Sublessor shall discontinue the prosecution thereof; (iii) Sublessor and Sublessee shall consult in good faith concerning litigation strategy; (iv) Sublessor shall not settle any such litigation without the reasonable approval of Sublessee; (v) if Sublessee determines that it wants to discontinue any such litigation, then upon Sublessee’s written request, Sublessor shall do so; and (vi) Sublessor and Sublessee shall consult in good faith during the course of any such litigation to coordinate their position.

10.    Condition and Use of the Sublet Premises; Preparation of Sublet Premises.

(a)    Sublessee agrees to accept the Sublet Premises in "AS IS" condition as of the date hereof, and Sublessee agrees that it has inspected the Sublet Premises and acknowledges that no representations, express or implied, of any kind, with respect to the condition thereof have been made to Sublessee by Sublessor. Sublessor hereby represents that to its actual knowledge as of the date hereof, the Sublet Premises are free of all personal property of Sublessor.

(b)    The Sublet Premises are to be used solely for the uses permitted by, and subject to the limitations and conditions of, Article 3 of the Lease, including, without limitation, the “Rules,” as defined in Section 3.3 of the Lease. Sublessee shall not do or permit anything to be done in or about the Sublet Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them or allow the Sublet Premises to be used for any improper, immoral, unlawful, or objectionable purpose. Except to the extent that compliance is the obligation of the Landlord under the Lease, Sublessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Sublet Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Sublet Premises, all at Sublessee's sole expense. Sublessee shall not do or permit anything to be done on or about the Sublet Premises or bring or keep anything into the Sublet Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Sublessee shall use the Sublet Premises and any common areas of the Building in a careful, safe and proper manner and shall keep the Sublet Premises in a neat and sanitary condition and shall not commit or permit any nuisance or waste on or in, or about the Sublet Premises. Sublessee shall dispose of all debris, trash and waste in compliance with all applicable laws and regulations.

(c)     Sublessee shall be entitled to the rights granted by Landlord to Sublessor under the following Articles and Sections of the Lease (which rights shall be subject to the provisions of the identified Lease Sections): 3.1, 3.2, 3.3, 3.4, 3.5, 3.6. 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 5.1, 5.2, 5.3, 5.4 9.1(A), and 9.6(A). Sublessee is not being granted any other rights or remedies, including, without limitation, (I) the right to remeasure, or dispute, the RSF of the Premises pursuant to Section 1.6(O) of the Lease (Sublessor and Sublessee agree that the Sublet Premises consists of 142,342 RSF and shall not be subject to measurement); (III) Sublessor’s remedies under Section 2.3(E) of the Lease; (IV) Sublessor’s rights under Section 2.4 of the Lease; (V) Sublessor’s rights under Section 2.7 of the Lease; (VI) Sublessor’s right to receive the Tenant Fund from Landlord pursuant to Section 7.12 of the Lease; and (VII) Sublessee’s remedies under Section 10.3 of the Lease. Notwithstanding the foregoing, Sublessor shall in no event be obligated to perform Landlord's obligations under the Lease, or, except as otherwise specifically provided herein to enforce the terms, covenants, obligations and conditions on the part of, or to be performed by, Landlord under the Lease. With respect to the performance of obligations required of Landlord under the Lease, Sublessor's sole obligation with respect thereto shall be as expressly set forth herein. Sublessor shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Lease.

(d)     Notwithstanding Section 9(a)(i) hereof, the following provisions of the Lease shall not apply to Sublessee’s use and occupancy, and construction, of the Sublet Premises:

(i)    Sections 1.1, 1.2, 1.3, 1.4, 1.5, 2.2(F), 7.1(I), 9.1(D), 10.3, 11.3, 17.8, 20.3, 31.4(A), and 31.4 (C).

(ii)    Articles 6, 13, 18, 19, and 30.

11.    Sublessee Default. The term “Sublessee Default” shall mean the occurrence of any of the following events:

(A)    Sublessee fails to pay any installment of Rent when due and such failure continues for five (5) business days after the date that Sublessor gives notice of such failure to Sublessee;

(B)    Sublessee violates the provisions of Section 5 of this Sublease, and such violation is not cured within ten (10) days after written notice from either Landlord or Sublessor; or

(C)    Sublessee defaults in the observance or performance of any other covenant of this Sublease or the Lease to be observed or performed by Sublessee pursuant to this Sublease, and Sublessee fails to remedy such default within thirty (30) days (fifteen [15] days with respect to a default under the Lease) after Sublessor gives Sublessee notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days (or fifteen [15] days, as applicable), (ii) Sublessee takes reasonable steps during such period of thirty (30) days (or fifteen [15] days, as applicable) to commence Sublessee’s remedying of such default, and (iii) Sublessee prosecutes diligently Sublessee’s remedying of such default to completion, then a Sublessee Default shall not occur by reason of such default.

Sublessor shall have any and all rights and remedies set forth in Section 12 hereof on account of a Sublessee Default.

12.    Sublessor Rights and Remedies.

(a)    Sublessor shall have such rights as may be available at law or in equity on account of a Sublessee Default. In addition to such rights and remedies, upon the occurrence of any Sublessee

Default, Sublessor, after providing written notice to Sublessee of the nature of the default, shall have the option to pursue any one or more of the following remedies concurrently or consecutively and not alternatively:

(i)Sublessor may, at its election, terminate this Sublease or terminate Sublessee's right to possession only, without terminating the Sublease.

(ii)Upon any termination of this Sublease, whether by lapse of time or otherwise, or upon any termination of Sublessee's right to possession without termination of the Sublease, Sublessee shall surrender possession and vacate the Sublet Premises immediately, and deliver possession thereof to Sublessor, and Sublessee hereby grants to Sublessor full and free license to enter into and upon the Sublet Premises in such event and to repossess Sublessor of the Sublet Premises as of Sublessor's former estate and to expel or remove Sublessee and any others who may be occupying or be within the Sublet Premises and to remove Sublessee's signs and other evidence of tenancy and all other property of Sublessee therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Sublessee waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Sublessor's right to rent or any other right given to Sublessor under this Sublease or by operation of law.

(iii)Upon any termination of this Sublease, whether by lapse of time or otherwise, Sublessor shall be entitled to recover as damages, all Rent, including any amounts treated as Additional Rent under this Sublease, and other sums due and payable by Sublessee on the date of termination, plus Sublessor shall also be entitled to recover as liquidated damages and not as a penalty, an amount equal to the excess (if any) of (a) the Rent for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the then fair and reasonable net effective rental value of the Sublet Premises for the same period (which is calculated by (X) deducting from the fair and reasonable rental value of the Sublet Premises the expenses that Sublessor would reasonably expect to incur in reletting the Sublet Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Sublet Premises for such reletting, and (Y) taking into account the time period that Sublessor would reasonably require to consummate a reletting of the Sublet Premises to a new tenant), both discounted to present value at the "Base Rate," as defined in the Lease.

(iv)Upon any termination of Sublessee's right to possession only without termination of the Sublease:

(A)    Neither such termination of Sublessee's right to possession nor Sublessor's taking and holding possession thereof as provided shall terminate the Sublease or release Sublessee, in whole or in part, from any obligation, including Sublessee's obligation to pay the Rent, including any amounts treated as Additional

Rent, under this Sublease for the full Term, plus any other sums provided in this Sublease to be paid by Sublessee for the remainder of the Term.

(B)    Sublessor shall use reasonable efforts to relet the Sublet Premises or any part thereof for such rent and upon such terms as Sublessor, in its good faith discretion, shall determine (including the right to relet the Sublet Premises for a greater or lesser term than that remaining under this Sublease, the right to relet the Sublet Premises as a part of a larger area, and the right to change the character or use made of the Sublet Premises). In connection with or in preparation for any reletting, Sublessor may, but shall not be required to, make repairs, alterations and additions in or to the Sublet Premises and redecorate the same to the extent Sublessor deems necessary or desirable, and Sublessee shall, upon demand, pay Sublessor's expenses of reletting, including, without limitation, any commission incurred by Sublessor. Sublessor shall not be required to observe any instruction given by Sublessee about any reletting or accept a replacement tenant offered by Sublessee.

(C)    Until such time as Sublessor shall elect to terminate the Sublease and shall thereupon be entitled to recover the amounts specified in such case herein, Sublessee shall pay to Sublessor upon demand the full amount of all Rent, including any amounts treated as Additional Rent under this Sublease and other sums reserved in this Sublease for the remaining Term, together with the costs of repairs, and Sublessor's expenses of reletting and the collection of the rent accruing therefrom (including attorney's fees and broker's commissions), as the same shall then be due or become due from time to time, less only such consideration as Sublessor may have received from any reletting of the Sublet Premises; and Sublessee agrees that Sublessor may file suits from time to time to recover any sums falling due under this Section 12 as they become due. Any proceeds of reletting by Sublessor in excess of the amount then owed by Sublessee to Sublessor from time to time shall be credited against Sublessee's future obligations under this Sublease but shall not otherwise be refunded to Sublessee.

(b)    If either party shall at any time be in default under this Sublease and if the non-defaulting party shall institute an action or summary proceeding against the defaulting party based upon such default, then the non-prevailing party will reimburse the prevailing party for its reasonable attorneys' fees and disbursements. SUBLESSEE AND SUBLESSOR EACH EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS SUBLEASE.

(c)    Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Sublease or any other remedies provided by law or in equity (all such remedies being cumulative but not duplicative), nor shall pursuit of any remedy provided in this Sublease constitute a forfeiture or waiver of any Rent due to Sublessor under this Sublease or of any damages accruing to Sublessor by reason of the violation of any of the terms, provisions and covenants contained in this Sublease.

(d)    No act or thing done by Sublessor or its agents during the Term shall be deemed a termination of this Sublease or an acceptance of the surrender of the Sublet Premises, and no agreement to terminate this Sublease or accept a surrender of said Sublet Premises shall be valid, unless in writing signed by Sublessor. No waiver by Sublessor of any violation or breach of any of the terms, provisions and covenants contained in this Sublease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Sublease. Sublessor's acceptance of the payment of Rent or other payments after the occurrence of a Sublessee Default shall not be construed as a waiver of such Sublessee Default, unless Sublessor so notifies Sublessee in writing. Forbearance by Sublessor or Sublessee in enforcing one or more of the remedies provided in this Sublease upon the occurrence of a Sublessee Default or a default by Sublessor hereunder, as the case may be, shall not be deemed or construed to constitute a waiver of such Sublessee Default or of Sublessor's right to enforce any such remedies with respect to such Sublessee Default or any subsequent Sublessee Default, or a waiver of such Sublessor default hereunder or of Sublessee's right to enforce any such remedies with respect to such Sublessor default hereunder or any subsequent Sublessor default hereunder.

(e)    Any and all property which must be removed from the Sublet Premises by Sublessor pursuant to the authority of this Sublease, the Lease or of law or in equity, to which Sublessee is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Sublessor, but at the risk, cost and expense of Sublessee, and Sublessor shall in no event be responsible for the value, preservation or safekeeping thereof. Sublessee shall pay to Sublessor, upon within thirty days of demand, any and all expenses incurred in such removal and all storage charges against such property, so long as the same shall be in Sublessor's possession or under Sublessor's control. Any such property of Sublessee not retaken by Sublessee from storage within twenty (20) days after removal from the Sublet Premises shall, at Sublessor's option, be deemed conveyed by Sublessee to Sublessor under this Sublease as by a bill of sale without further payment or credit by Sublessor to Sublessee.

13.    Sublessee’s Insolvency.

(a)    Assignments pursuant to the Bankruptcy Code.

(i)    The term "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(ii)    If Sublessee, Sublessee's trustee or Sublessee as debtor-in-possession (each, an “Insolvency Party”) proposes to assign the tenant's interest hereunder pursuant to the provisions of the Bankruptcy Code to any “Person” (as defined herein) that has made a bona fide offer to accept an assignment of the Sublessee’s interest under this Sublease on terms acceptable to Sublessee, then the Insolvency Party shall give to Sublessor notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the

Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Sublessor shall (A) set forth the name and address of such Person that has made such bona fide offer, (B) set forth all of the terms and conditions of such bona fide offer, and (C) confirm that such Person will provide to Sublessor adequate assurance of future performance that conforms with the terms of Section 12(a)(iv) hereof. Sublessor shall have the right to accept an assignment of this Sublease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the Sublessee’s interest under this Sublease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment. The term “Person”, as used in this Sublease, shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(iii)    Sublessee shall pay to Sublessor an amount equal to the reasonable out-of-pocket costs that Sublessor incurs in connection with Sublessee's assignment of the tenant's interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Sublessor's submission to Sublessee of an invoice therefor that contains reasonable supporting documentation for the charges described therein.

(iv)    A Person that submits a bona fide offer to take by assignment Sublessee’s interest under this Sublease as described in Section 13(a)(ii) hereof shall be deemed to have provided Sublessor with adequate assurance of future performance only if such Person (A) deposits with Sublessor simultaneously with such assignee's taking by assignment Sublessee’s interest under this Sublease an amount equal to the then annual Base Rent, as security for the faithful performance and observance by such assignee of Sublessee’s obligations of this Sublease (and such Person gives to Sublessor, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Sublessor that indicates that such Person has the ability to post such deposit), (B) gives to Sublessor, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person's financial statements, audited by a certified public accountant in accordance with generally accepted accounting principles, consistently applied (“GAAP”), for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Base Rent for each of such three (3) years, and (C) gives to Sublessor, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Sublessor, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the sublessee under this Sublease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Sublessor than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Sublease may not be construed as a lease of real property in a shopping center).

(v)    If Sublessee's interest under this Sublease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Sublease from and after the date of such assignment, and (y) execute and deliver to Sublessor upon demand an instrument confirming such assumption.

(vi)    Nothing contained in this Section 12 limits Sublessor's rights against Sublessee under Section 11 hereof.

(b)    Replacement Lease. If (i) Sublessee is not the Person that constituted Sublessee initially, and (ii) either (I) this Sublease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Sublease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 13(b) the Persons that constituted Sublessee hereunder previously, including, without limitation, the Person that constituted Sublessee initially (each such Person that previously constituted Sublessee hereunder (but does not then constitute Sublessee hereunder), and with respect to which Sublessor exercises Landlord's rights under this Section 13(b), being referred to herein as a “Predecessor Sublessee”) shall (1) pay to Sublessor the aggregate Rent that is then due and owing by Sublessee to Sublessor under this Sublease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new sublease, between Sublessor, as sublessor, and the Predecessor Sublessee, as sublessee, for the Sublet Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Sublease Expiration Date, at the same Base Rent and upon the then executory terms that are contained in this Sublease, except that (a) the Predecessor Sublessee's rights under the new sublease shall be subject to the possessory rights of Sublessee under this Sublease and the possessory rights of any Person claiming by, through or under Sublessee or by virtue of any statute or of any order of any court, and (b) such new sublease shall require all defaults existing under this Sublease to be cured by the Predecessor Sublessee with reasonable diligence. Sublessor shall have the right to require the Predecessor Sublessee to execute and deliver such new sublease on the terms set forth in this Section 13(b) only by giving notice thereof to Sublessee and to the Predecessor Sublessee within thirty (30) days after Sublessor receives notice of any such disaffirmance or rejection (or, if this Sublease terminates by reason of Sublessor making an election to do so, then Sublessor may exercise such right only by giving such notice to Sublessee and the Predecessor Sublessee within thirty (30) days after this Sublease so terminates). If the Predecessor Sublessee defaults in its obligation to enter into said new sublease for a period of ten (10) days following Sublessor's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Sublessor shall have the same rights and remedies against such Predecessor Sublessee as if such Predecessor Sublessee had entered into such new sublease and such new sublease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Sublessee's default thereunder.

(c)    Insolvency Events.

This Sublease shall terminate automatically upon the occurrence of any of the following events:

(i)    a Sublessee Obligor commences or institutes any case, proceeding or other action (A) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(ii)    a Sublessee Obligor makes a general assignment for the benefit of creditors; or

(iii)    any case, proceeding or other action is commenced or instituted against a Sublessee Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of sixty (60) days; or

(iv)    any case, proceeding or other action is commenced or instituted against a Sublessee Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(v)    Sublessee Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), (iii), or (iv) above; or

(vi)    a trustee, receiver or other custodian is appointed for any substantial part of a Sublessee Obligor's assets, and such appointment is not vacated or stayed within fifteen (15) business days (the events described in this Section 13(c) being collectively referred to herein as “Insolvency Events”).

The term "Sublessee Obligor" shall mean (a) Sublessee, (b) any Person that comprises Sublessee (if Sublessee is comprised of more than one (1) Person), (c) any partner in Sublessee (if Sublessee is a general partnership), (d) any general partner in Sublessee (if Sublessee is a limited partnership), (e) any Person that has guaranteed all or any part of the obligations of Sublessee hereunder, and (f) any Person that previously constituted Sublessee hereunder. If this Sublease terminates pursuant to this Section 12(c), then (I) Sublessee immediately shall quit and surrender the Sublet Premises, and (II) Sublessee shall nonetheless remain liable for all of its obligations hereunder, as provided in Section 11 hereof.

(d)    Effect of Stay. Notwithstanding anything to the contrary contained herein, if (i) Sublessor's right to terminate this Sublease after the occurrence of a Sublessee Default, or the termination of this Sublease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Sublessee or Sublessee as debtor-in-possession, fails to assume Sublessee's obligations under this Sublease on or prior to the earliest to occur of (A) the last day of the period prescribed therefor by law, (B) the one hundred twentieth (120th) day after entry of the order for relief, or (C) a date that is otherwise designated by the court, or (iii) said trustee, Sublessee or Sublessee as debtor-in-possession fails to provide adequate protection of Sublessor's right, title and interest in and to the Sublet Premises or adequate assurance of the complete and continuous future performance of Sublessee's obligations under this Sublease as provided in Section 13(a)(iv) hereof, then Sublessor, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Sublease on five (5) business days of advance notice to Sublessee, Sublessee as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) business days, this Sublease shall cease and expire as aforesaid and Sublessee, Sublessee as debtor-in-possession or said trustee shall immediately quit and surrender the Sublet Premises as aforesaid.

(e)    Rental for Bankruptcy Purposes. Notwithstanding anything contained in this Sublease to the contrary, all amounts payable by Sublessee to or on behalf of Sublessor under this Sublease, regardless of whether such amounts are expressly denominated as Rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Sublessee's payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

14.    Indemnification. Subject to the waiver and release contained in Section 8(c) hereof, and except and to the extent caused by or due to the willful acts or negligence of Sublessor, or its agents, contractors, servants, licensees and employees, Sublessee shall indemnify, defend Sublessor and hold Sublessor and each of its partners, officers, directors, employees, members, shareholders and successors and save Sublessor and each of its partners, officers, directors, employees, members, shareholders, and successors harmless from and against any and all claims, liability and expense for loss or damage suffered by Sublessor because of (i) the negligence, or willful misconduct of Sublessee, its agents, contractors or employees; and (ii) any act or occurrence in the Sublet Premises unless caused by the negligence or willful misconduct of Sublessor, its agents, contractors or employees, including, but not limited to, losses caused to Sublessor under the Lease by Sublessee's holdover under the Sublease. Sublessee's obligations under this Section shall survive the termination of the Sublease.

Subject to the waiver and release contained in Section 8(c) hereof, and except and to the extent caused by or due to the willful acts or negligence of Sublessee, or its agents, contractors, servants, licensees and employees, Sublessor agrees to indemnify, defend and hold harmless Sublessee and each of Sublessee’s officers, directors, shareholders, partners, members, managers, employees, and successors, from and against any and all actions, claims, demands, liability, and expenses, including reasonable attorneys' fees and litigation expenses, to the extent arising from any negligence or willful misconduct of Sublessor or its agents, officers, employees, guests, servants, invitees, or customers.

Each of the foregoing indemnities shall specifically exclude and neither party shall be liable under this Sublease (whether by means of indemnity or otherwise) for any consequential or indirect damages, except Sublessee shall be liable for consequential damages and/or indirect damages in connection with its holding over in the Sublet Premises to the extent expressly provided herein, including, without limitation, any holding over resulting from Sublessee's failure to comply with its obligations under the Lease and this Sublease regarding the removal of Alterations and Sublessee's personal property, trade fixtures, and equipment. Further, Sublessor expressly acknowledges and agrees that except as provided in Section 24 hereof, Sublessee shall not in any event be liable to Sublessor, by means of indemnity or otherwise, for the difference between the Fixed Rent payable by Sublessor as the tenant under the Lease, and the Base Rent payable by Sublessee under this Sublease.

15.    Notices. Any notice, approval, request, consent, bill, statement or other communication required or permitted to be given, rendered or made by either party hereto, shall be in writing and shall be sent to the parties hereto by certified United States mail, postage prepaid, return receipt requested, or a nationally recognized overnight courier with proof of delivery at the following addresses:

Sublessor:	Aetna Life Insurance Company
151 Farmington Avenue
Hartford, Connecticut 06156-9666
Attention: Cushman & Wakefield/ Real Estate Services (RTB1)

with a copy to:

Joseph K. Fortier, Esq.
Wiggin and Dana LLP
20 Church Street
Hartford, CT 06103

and with a copy to:

Cushman & Wakefield, Inc.
Attn: Aetna Lease Administration
575 Maryville Centre Drive, Suite 600
St. Louis, MO 63141

Sublessee:	Until Yext, Inc. commences the regular conduct of business at the Sublet Premises:

Yext, Inc.
One Madison Avenue - 5th Floor
New York, NY 10010
Attention: General Counsel

And

Yext, Inc.
One Madison Avenue - 5th Floor
New York, NY 10010
Attention: Director of Real Estate

After Yext, Inc. commences the regular conduct of business at the Sublet Premises:
Yext, Inc.
61 Ninth Avenue
New York, NY 10011
Attention: General Counsel

And

Yext, Inc.
61 Ninth Avenue
New York, NY 10011
Attention: Director of Real Estate

with a copy to:

Davis & Gilbert LLP
1740 Broadway
New York, NY 10019
Attention: Richard S. Eisert, Esq.

Either Sublessor or Sublessee may, by not less than five (5) business days' notice to the other, change the address(es) to which notices are to be sent. All notices shall be deemed effective upon receipt or upon refusal to accept delivery.

16.Casualty. Sublessee shall have the same rights to terminate this Sublease in the event of damage to the Sublet Premises by reason of fire or other casualty as Sublessor has to terminate the Lease by reason of fire or other casualty, pursuant to Article 15 of the Lease. Sublessee's rights of Rent abatement (if any) under this Sublease in connection with damage to the Sublet Premises by fire or other casualty shall be governed by the provisions of Section 9(b) of this Sublease. Sublessor shall have the same right to terminate this Sublease in the event of damage to the Sublet Premises by reason of fire or other casualty as Landlord has to terminate the Lease in the event of damage to the Sublet Premises by reason of fire or other casualty, pursuant to Article 15 of the Lease; provided however, that notwithstanding the foregoing, Sublessor shall not exercise its right to terminate this Sublease (or the Lease) in the event of damage to the Sublet Premises by reason of fire or other casualty if: (i) Sublessee shall notify Sublessor in writing within fifteen (15) days after the date of a casualty event that it desires for Sublessor not to terminate the Lease or this Sublease, and (ii) Sublessee agrees in writing that notwithstanding anything to the contrary contained in this Sublease, it will not be entitled to terminate this Sublease on account of such fire or other casualty.

17.Condemnation. Sublessee shall have the same rights to terminate this Sublease in the event of the entire Building or the entire Sublet Premises is condemned or otherwise acquired by the exercise of eminent domain (collectively, a “Taking”) as Sublessor has to terminate the Lease by reason of a Taking, pursuant to Article 16 of the Lease, but Sublessee shall have no rights of Rent abatement under this Sublease in connection with a Taking except as provided below. Sublessor shall have the same right to terminate this Sublease in the event of a Taking as Landlord has to terminate the Lease in the event of a Taking, pursuant to Article 16 of the Lease; provided however, that notwithstanding the foregoing, Sublessor shall not exercise its right to terminate this Sublease (or the Lease) in the event of a Taking if: (i) Sublessee shall notify Sublessor in writing within fifteen (15) days after the date of the Taking that it desires for Sublessor not to terminate the Lease or this Sublease; and (ii) Sublessee agrees in writing that, notwithstanding anything to the contrary contained in this Sublease, Sublessee will not be entitled to terminate this Sublease on account of such Taking. If, as a result of a Taking, Sublessor's rent under the Lease is reduced, then Sublessee's Rent under this Sublease shall be reduced by the same amount.

18.Consent. Sublessee acknowledges that, except as provided in this Sublease, where the consent or approval of Landlord is required under the Lease, Sublessor's consent or approval is also required hereunder, which consent or approval shall not be unreasonably withheld, conditioned, or delayed (except as otherwise provided in Section 7(b)(ii) hereof). To the extent that any of the provisions of the Lease conflict with or are inconsistent with the provisions of this Sublease, whether or not such inconsistency is expressly noted herein, the provisions of the Lease shall in all instances prevail over the Sublease as it relates to Landlord, but not as between Sublessee and Sublessor.

19.Access. Sublessor shall have the right to enter upon or obtain access to the Sublet Premises or any part thereof without charge at all reasonable times upon reasonable prior notice to inspect the Sublet Premises, or to otherwise exercise or perform any of the rights or obligations of Sublessor under the Lease or this Sublease. At any time during the Term of this Sublease, Sublessor may, at Sublessor's option, enter into and upon the Sublet Premises if Sublessor determines in its sole good faith discretion that Sublessee is not acting within a commercially reasonable time to maintain, repair or replace anything for which Sublessee is responsible under this Sublease, and correct the same after providing written notice, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Sublessee's business resulting therefrom, except to the extent due to the negligence or willful misconduct of Sublessor, its agents, contractors, or employees. In entering any portion of the Sublet Premises for any reason, Sublessor shall use commercially reasonable efforts (except in an emergency) to minimize interference with Sublessee’s use and occupancy of the Sublet

Premises during any such entry. Sublessee shall have the right to designate portions of the Sublet Premises as secure areas (each a “Secure Area”), which Sublessor shall not enter except in the case of emergency.

20.Signage. Sublessee shall have the signage rights that have been granted to Sublessor pursuant to Section 3.6 of the Lease, subject to Sublessee’s compliance with the terms, conditions, and limitations of said Section 3.6.

21.Severability. If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby; and each term and provision of this Sublease shall be valid and be enforceable to the fullest extent permitted by law.

22.Brokers. Each party represents to the other that it has dealt with no broker, agent, or finder in connection with this transaction and the negotiations leading to Sublessee's rental of the Sublet Premises from Sublessor other than Cushman & Wakefield, Inc. (representing Sublessor as the listing broker), and Newmark Knight Frank (representing Sublessor as co-broker with Cushman and Wakefield, Inc., and representing Sublessee as the procuring broker), whose commissions shall be paid by Sublessor pursuant to separate written agreements between Sublessor and Cushman & Wakefield, Inc. (as listing broker), and Sublessor and Newmark Knight Frank (as procuring broker). Any fee or commission owed Newmark Knight Frank as co-broker to Cushman and Wakefield, Inc. shall be paid by Cushman and Wakefield, Inc. pursuant to a separate written agreement. Any fee or commission owed Newmark Knight Frank as the procuring broker shall be paid by Sublessor pursuant to a separate written agreement. Each party agrees to indemnify and hold the other party harmless from and against any claim or demand of any other broker or agent who claims that he/she participated with that party in this transaction.

23.Master Lease. Sublessee hereby agrees and understands that the Lease (subject to the terms and conditions of that certain Acknowledgement, Nondisturbance and Recognition Agreement (“Master Lease Nondisturbance Agreement”) dated as of June 26, 2017, between G.D.C.L. Holdings LLC (“Prime Lessor”) and Landlord) and this Sublease are subject and subordinate to all of the terms, covenants, agreements, provisions, and conditions of a certain Agreement of Lease between G.D.C.L. Holdings LLC and Landlord, dated as of July 23, 2014.

24.Holdover. Notwithstanding anything stated in the Lease to the contrary, if Sublessee remains in possession of the Sublet Premises following the expiration of the Sublease Term, or earlier termination of this Sublease, Sublessee's tenancy shall be deemed a tenancy at sufferance, subject to all of the terms, conditions, provisions and obligations of this Sublease and the Lease, except that during such period of holdover, the annual Base Rent shall be the amount of rent assessed against Sublessor by Landlord pursuant to Section 24.2 of the Lease arising out of Sublessee's holding over. Nothing contained in this Section shall affect or limit any of Sublessor's rights or remedies under any provision of this Sublease, with Sublessee being liable for any damages incurred by Sublessor as a result of such holdover pursuant to the express provisions of the Lease, including, without limitation, direct, indirect, special, and consequential damages to the extent payable by Sublessor to Landlord pursuant to the express provisions of the Lease.

25.    Environmental. During the Term of this Sublease, Sublessee shall not use, generate, manufacture, process, treat, store, release, or incorporate "Hazardous Materials" (as defined herein) into the Sublet Premises, the Building, or into, on or under the Property or the land surrounding the Property, without prior written disclosure to and approval by Sublessor and Landlord. Sublessee shall also, at its own cost, comply with all "Environmental Laws" (as defined herein) applicable to Sublessee and/or to the Sublet Premises. For the purposes hereof "Environmental Laws" shall mean any applicable federal, state, county, regional or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental, health or safety matters (including, without limitation, "Hazardous Materials," as defined herein). For the purposes hereof, "Hazardous Materials" shall mean any chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which even if not so prohibited, limited or regulated, poses a hazard to the health and safety of the occupants of the Building or the occupants of the area near the Building. During the Term of this Sublease, Sublessee shall promptly provide Sublessor with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders of decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, from any federal, state, or local agency or authority, or any other entity or individual, concerning (a) any release of a Hazardous Material; (b) the imposition of any lien on the Sublet Premises, the Sublet Premises, the Building, or the Property; or (c) any alleged violation of or responsibility under Environmental Laws. Notwithstanding the foregoing Sublessee may use cleaning fluids and other material typical for general office use provided that such materials are used in compliance with applicable Environmental Laws.

26.    Surrender of the Sublet Premises. Sublessee, on the Sublease Expiration Date, shall peaceably surrender the Sublet Premises, in broom-clean condition with all personal property, removed, and otherwise in as good condition as when Sublessee took possession, and in the condition required by the Lease, except for: (i) reasonable wear and tear, (ii) loss by fire or other casualty, (iii) loss by condemnation and (iv) failure of Landlord to make repairs for which it is responsible. Sublessee shall remove all of Sublessee’s Property from the Sublet Premises on or before the Sublease Expiration Date and pay the cost of repairing all damage to the Sublet Premises or the Building caused by such removal.

27.    Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

28.    Entire Agreement. This Sublease, the Exhibits attached hereto, and the Lease, which has been incorporated herein by reference, contain the entire agreement between the parties concerning the Sublet Premises and shall supersede any other agreements between the parties concerning this matter, whether oral or written. This Sublease shall not be modified, cancelled or amended except by written agreement, signed by both parties. The submission of this Sublease or some or all of its provisions for examination does not constitute an option or an offer to enter into this Sublease, it being understood and agreed that neither Sublessor nor Sublessee shall be legally bound hereunder unless and until this Sublease has been executed and delivered by both Sublessor and Sublessee, and then subject to the conditions hereof.

29.    Counterparts. This Sublease may be executed in several counterparts, all of which shall constitute one and the same instrument. For the purposes of execution of this Sublease, a facsimile copy of a signed counterpart shall be deemed an original.

30.    Binding Effect. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

31.    Governing Law. This Sublease shall be governed by and construed in accordance with the internal laws of the State of New York, except for the portion of such laws having to do with conflicts of laws.

32.    Authority of Sublessee.

(a)    Sublessee hereby represents and warrants to Sublessor that (i) Sublessee is duly organized and validly existing in good standing under the laws of the State of Delaware, and possesses all licenses and authorizations necessary to carry on its business in the Sublet Premises, (ii) Sublessee has full power and authority to carry on its business, enter into this Sublease, and consummate the transaction contemplated by this Sublease, (iii) the individual executing and delivering this Sublease on Sublessee's behalf has been duly authorized to do so, (iv) this Sublease has been duly executed and delivered by Sublessee, (v) this Sublease constitutes a valid, legal, binding and enforceable obligation of Sublessee (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Sublease by Sublessee will not cause or constitute a default under, or conflict with, the organizational documents of Sublessee or any agreement to which Sublessee is a party, (vii) the execution, delivery and performance of this Sublease by Sublessee will not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Sublessee for the execution, delivery and performance of this Sublease have been obtained or made.

(b)    Sublessor hereby represents and warrants to Sublessor that (i) Sublessor is duly organized and validly existing in good standing under the laws of the State of Connecticut, (ii) Sublessor has full power and authority to carry on its business, enter into this Sublease, and consummate the transaction contemplated by this Sublease, (iii) the individual executing and delivering this Sublease on Sublessor’s behalf has been duly authorized to do so, (iv) this Sublease has been duly executed and delivered by Sublessor, (v) this Sublease constitutes a valid, legal, binding and enforceable obligation of Sublessor (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Sublease by Sublessor will not cause or constitute a default under, or conflict with, the organizational documents of Sublessor or any agreement to which Sublessor is a party, (vii) the execution, delivery and performance of this Sublease by Sublessor will not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Sublessor for the execution, delivery and performance of this Sublease have been obtained or made.

33.    Waivers. No waiver by any party of a breach of any provision of this Sublease, and no failure by any party to exercise any right or remedy relating to a breach of any provision of this Sublease, shall (a) constitute a waiver or relinquishment for the future of such provision, (b) constitute a waiver of or consent to any subsequent breach of such provision, or (c) bar any right or remedy of such party relating to any such subsequent breach. The exercise by any party of any right or election under this Sublease shall not preclude such party from exercising any other right or election that it may have under this Sublease.

34.    Rent Control.     If at the commencement of, or at any time or times during, the Term of this Sublease, the Rent reserved in this Sublease is not fully collectible by reason of any Requirement, then Sublessee shall enter into such agreements and take such other steps (without additional expense to Sublessee) as Sublessor may reasonably request and as may be legally permissible to allow Sublessor to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Sublease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Sublease for the periods following such termination, and (b) Sublessee shall pay to Sublessor, if legally permissible, an amount equal to the excess of (i) the items of Rent which would have been paid pursuant to this Sublease but for such legal rent restriction, over (ii) the rents paid by Sublessee to Sublessor during the period or periods such legal rent restriction was in effect.

35.    Specially Designated Nationals; Blocked Persons; Embargoed Persons.

(a)    Sublessee represents and warrants to Sublessor that Sublessee is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The term "Embargoed Person", as it relates to Sublessee, means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Sublessee is prohibited by Requirements or Sublessee is in violation of Requirements.

(b)    Sublessor represents and warrants to Sublessee that Sublessor is (i) not currently identified on the List), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The term

"Embargoed Person", as it relates to Sublessor, means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Sublessor is prohibited by Requirements or Sublessor is in violation of Requirements.

(c)    Sublessee and Sublessor each covenants and agrees (i) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify the other in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if it has a reasonable basis to believe that they may no longer be true or have been breached.

(d)    Notwithstanding anything herein to the contrary, Sublessee shall not permit the Sublet Premises or any portion thereof to be used or occupied by any sublessee or assignee of this Sublease which is on the List or by any Embargoed Person (on a permanent, temporary or transient basis).

36.    Confidentiality. Sublessor and Sublessee shall each keep confidential: (i) the provisions of this Sublease, and any amendments thereto; and (ii) any financial or other information of the other party disclosed by such party in the course of the analysis and consideration of the other party and this Sublease, and any amendments thereto (other than information which is a matter of public knowledge or may be obtained from sources readily available to the public), provided, however, that such matters may be disclosed (A) to such party's directors, officers, partners, legal counsel, real estate brokers and accountants to the extent such party deems it necessary or appropriate in connection with the evaluation of this Sublease, and any amendments thereto; (B) to Landlord; (C) to potential or existing sources of financing or to potential or existing holders of equity interests of such party (including any disclosures to investors, underwriters and other appropriate persons in connection with the offering of equity or debt interests), (D) to the extent required by law or regulatory authority, (E) to the extent required to enforce the terms hereof, and (F) to potential assignees or sublessees and their directors, officers, partners, counsel, brokers and advisors. In addition, and not in limitation of the foregoing, (I) Sublessee shall not issue a press release respecting this transaction without Sublessor first having been given a draft copy not less than ten (10) business days prior to release, for such Sublessor’s review and comment and (II) Sublessee shall not grant or give any media interviews respecting this transaction without giving Sublessor reasonable advance written notice of the same together with the right to participate in such interview. Sublessor shall not issue a press release respecting this transaction without Sublessee first having been given a draft copy not less than ten (10) business days prior to release, for such Sublessee’s review and comment, and Sublessor shall not grant or give any media interviews respecting this transaction without giving Sublessor reasonable advance written notice of the same together with the right to participate in such interview.

37.    No Recording. Neither party shall record this Sublease, or a memorandum or notice of this Sublease.

38.    Representations Regarding Lease and Sublet Premises. Sublessor hereby represents to Sublessee as of the date hereof, that (i) the Lease is in full force and effect, (ii) Sublessor has received no written notice of default from the Landlord, which default remains uncured on the date hereof, (iii) neither Sublessor nor Landlord is in default beyond applicable notice and cure periods under the Lease, and (iv) Sublessor holds the entire tenant’s interest in the Premises under the Lease free and clear of any liens, claims, mortgages, charges or encumbrances, subleases (other than this Sublease) expressly against Sublessor’s leasehold interest in the Premises, subject to the Lease, superior mortgages, superior leases, and all matters, instruments, rights, title, liens, claims, encumbrances, and/or interest for which the Lease is subject or subordinate. Sublessor covenants that it shall: (A) not amend the Lease without Sublessee’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed); (B) not voluntarily cancel, terminate, or surrender the Lease (except as otherwise expressly provided herein in the case of casualty or condemnation, subject nevertheless, however, to the provisions of this Sublease), (C) keep the Lease in full force and effect and comply with all obligations of Sublessor, as the tenant under the Lease, to the extent performance of the same is not expressly assumed by Sublessee hereunder, and (D) not commit any acts that would cause Sublessor to be in default of any of its obligations under this Sublease, or would then entitle Landlord to terminate the Lease, except for express rights currently provided to Sublessor in the Lease.

39.    Time of the Essence. Time is of the essence with each provision of this Sublease.

40.    No Release of Aetna Life Insurance Company. Notwithstanding anything to the contrary contained herein or at law, Aetna Life Insurance Company shall not be relieved of any liability hereunder following any transfer by it, or by any successor, of any interest in this Sublease, whether accruing prior to or subsequent to any such transfer(s).

(Remainder of page intentionally left blank; signature page to follow)

IN WITNESS WHEREOF, the parties have hereto executed this Sublease on the date first above written.

Witnesses:	SUBLESSOR:
AETNA LIFE INSURANCE COMPANY

/s/ Karen Z. Bell	By:	/s/ Karen S. Lynch
	Name:	Karen S. Lynch
/s/ Gail Beaulieu	Its Authorized Signatory

SUBLESSEE:
YEXT, INC.

/s/ Ho Shin	By:	/s/ Howard Lerman
	Name:	Howard Lerman
	Its:	Chief Executive Officer
Duly Authorized

LIST OF EXHIBITS

Exhibit A    Intentionally Omitted
Exhibit B    Sublet Premises
Exhibit C    Commencement Date Agreement
Exhibit D    Form of Letter of Credit
Exhibit E    Electronic Funds Transfer Instructions
Exhibit F    Intentionally Omitted